Filed Pursuant to Rule 424(b)(3)
Registration No. 333-281340

PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

LETTER TO SHAREHOLDERS

Dear Shareholders of Teekay Tankers Ltd.:

We are sending you this proxy statement/prospectus and related materials in connection with the solicitation of proxies by our Board of Directors (the Board) for use at the Special Meeting of Shareholders of Teekay Tankers (the Special Meeting), to be held on September 24, 2024, and which is described below.

Teekay Tankers Ltd. (Teekay Tankers, the Company, we, us, or our) is proposing to change its jurisdiction of incorporation from the Republic of the Marshall Islands (the Marshall Islands) to Bermuda (such transaction, the Redomiciliation) to become tax resident in Bermuda in accordance with its newly enacted Corporate Income Tax Act 2023 (the Bermuda Tax Act). In connection with the Redomiciliation, we are asking our shareholders to consider and vote on the proposals discussed below at the Special Meeting, which (a) include approval of the adoption of new Bermuda constitutive documents for Teekay Tankers (Bermuda) in place of the Marshall Islands constitutive documents currently in place for Teekay Tankers (Marshall Islands) but (b) exclude any approval of the Redomiciliation.

Our Board has unanimously determined that (a) changing our jurisdiction of incorporation to Bermuda and (b) the proposals referenced below are in the interests of us and our shareholders. In summary, the Board believes that a change in incorporation to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.” The reasons for the Redomiciliation and the proposals to be voted upon at the Special Meeting are discussed in further detail in the accompanying proxy statement/prospectus.

For holders of our shares, most of your shareholder rights will remain unchanged following the Redomiciliation. There will be some differences in your rights given the differences between the laws of the Marshall Islands and those of Bermuda and the differences between the constitutive documents of Teekay Tankers (Marshall Islands) and Teekay Tankers (Bermuda). The attached proxy statement/prospectus includes a chart outlining these material differences in the section titled “Description of Share Capital of Teekay Tankers (Bermuda)—Comparison of Shareholder Rights,” which begins on page 46. In addition, forms of the proposed new constitutive documents for Teekay Tankers (Bermuda) are included as appendices to this proxy statement/prospectus. If the Redomiciliation is completed, all of the shares of Teekay Tankers (Marshall Islands) Class A common stock, par value $0.01 per share (Class A Common Stock), Class B common stock, par value $0.01 per share (Class B Common Stock, and together with Class A Common Stock, the common stock), and preferred stock, par value $0.01 per share (preferred stock) will automatically convert by operation of law into Class A common shares, par value $0.01 per share (Class A Common Shares), Class B common shares, par value $0.01 per share (Class B Common Shares) and preferred shares, par value $0.01 per shares (preferred shares), respectively, of Teekay Tankers (Bermuda) on a one-for-one basis. The registration statement of which this proxy statement/prospectus forms a part is registering the exchange of shares of Teekay Tankers (Marshall

Islands) common stock, for common shares of the same class in Teekay Tankers (Bermuda) on a one-for-one basis. We expect that the Class A Common Shares of Teekay Tankers (Bermuda) will be listed on the New York Stock Exchange (NYSE) under the same ticker symbol under which the shares of Teekay Tankers (Marshall Islands) Class A Common Stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Special Meeting Proposals

At the Special Meeting, our shareholders will be asked to consider and vote on:

1.

A proposal (the Constitutive Documents Proposal) to adopt, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the memorandum of continuance and the bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A (the Memorandum of Continuance) and Appendix B (the Bermuda Bye-laws), respectively, in place of Teekay Tankers’s Amended and Restated Articles of Incorporation, as amended (the Articles of Incorporation), and Amended and Restated Bylaws (the Marshall Islands Bylaws); and

2.	A proposal (the Adjournment Proposal) to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Each of these proposals is more fully described in this proxy statement/prospectus.

The Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

This proxy statement/prospectus provides you with detailed information about the Special Meeting and the Constitutive Documents Proposal. Also attached as appendices are the Memorandum of Continuance and the Bermuda Bye-laws, which are proposed to become the constitutive documents of Teekay Tankers (Bermuda) upon effectiveness of the Redomiciliation. We encourage you to carefully read this proxy statement/prospectus, its appendices and the documents incorporated by reference into it.

Sincerely, KENNETH HVID President and Chief Executive Officer

For a discussion of risk factors which shareholders should consider in evaluating the Constitutive Documents Proposal, please see “Risk Factors” beginning on page 15 of this proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE SEC) NOR ANY SECURITIES COMMISSION OF ANY OTHER JURISDICTION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE CHARTER AMENDMENT, OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 20, 2024, and is first being mailed, along with the applicable attached proxy card, to Teekay Tankers’ shareholders on or about such date.

TEEKAY TANKERS LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	Tuesday, September 24, 2024 2:30 p.m., local time

Place	Suite 2100, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2 Canada

Items of Business

(1)   The Constitutive Documents Proposal – A proposal to adopt, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws.

(2)   The Adjournment Proposal– A proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	The record date for the Special Meeting is August 1, 2024 (the Record Date). Only shareholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the meeting.

Voting	Your vote as a Teekay Tankers shareholder is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this proxy statement/prospectus and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Special Meeting and Related Matters” in this proxy statement/prospectus and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors

KENNETH HVID

President and Chief Executive Officer

Dated: August 20, 2024

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Teekay Tankers from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

In addition, if you have questions about the Constitutive Documents Proposal or the Special Meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact our proxy solicitation firm, MacKenzie Partners, Inc., listed below. You will not be charged for any of these documents that you request.

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting, you should request the information no later than five business days prior to the date of the Special Meeting.

For additional information about documents incorporated by reference into this proxy statement/prospectus please see “Where You Can Find More Information” beginning on page 60 of this proxy statement/prospectus.

This proxy statement/prospectus is dated August 20, 2024. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to shareholders shall not create any implication to the contrary.

LETTER TO SHAREHOLDERS		i

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS		iii

ADDITIONAL INFORMATION		iv

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS		2

Q.	Why did I receive this proxy statement/prospectus?	2

Q.	Why is Teekay Tankers proposing to effect the Redomiciliation?	2

Q.	When and where is the Special Meeting?	2

Q.	What proposals are being presented at the Special Meeting?	2

Q.	Does the Board recommend voting “FOR” the Constitutive Documents Proposal and the Adjournment Proposal?	3

Q.	What interests do Teekay Tankers’ directors, executive officers and major shareholders have in the Redomiciliation?	3

Q.	What will happen in the Redomiciliation?	3

Q.	Why is the Board proposing to adopt the Memorandum of Continuance and the Bermuda Bye-laws as part of the Constitutive Documents Proposal?	4

Q.	Do I need to take any action to convert my shares of Teekay Tankers (Marshall Islands) Class A Common Stock into Class A Common Shares of Teekay Tankers (Bermuda)?	4

Q.	Who will be the directors and officers of Teekay Tankers (Bermuda) if the Redomiciliation is consummated?	4

Q.	Following the Redomiciliation, will the Class A Common Shares of Teekay Tankers (Bermuda) trade on The New York Stock Exchange?	4

Q.	Who can vote at the Special Meeting?	4

Q.	How many votes do I have?	5

Q.	What vote of Teekay Tankers’ shareholders is required in connection with the Constitutive Documents Proposal?	5

Q.	What vote of Teekay Tankers’ shareholders would be required in connection with the Adjournment Proposal?	5

Q.	What is a proxy?	5

Q.	What effect on the proposals will abstentions and broker non-votes have?	6

Q.	What if I do not vote or do not fully complete my proxy card?	6

Q.	What do I need to do now?	6

Q.	If my shares are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?	6

Q.	When does the Company expect the Redomiciliation to be completed?	6

Q.	What are the Material United States Federal Income Tax consequences of the Redomiciliation?	6

Q.	May I change my vote after I have submitted a proxy or voted my shares?	7

Q.	What happens if I sell my shares of Teekay Tankers Class A Common Stock before the Special Meeting?	7

Q.	If I want to attend the Special Meeting, what do I do?	7

Q.	Are there risks I should consider in deciding whether to vote for the Constitutive Documents Proposal?	8

Q.	Can I dissent and require appraisal of my shares?	8

Q.	Who will bear the cost of soliciting votes for the Special Meeting?	8

Q.	Who can help answer my additional questions about the Redomiciliation, the Constitutive Documents Proposal or voting procedures?	8

v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In addition to historical information, this proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements relate to future events and our operations, objectives, expectations, performance, financial condition and intentions. When used in this proxy statement/prospectus, the words “expect,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” predict,” “project,” “should,” “likely,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this proxy statement/prospectus include, in particular, statements regarding:

•	the likelihood that our shareholders will approve the Constitutive Documents Proposal, and that we will obtain necessary approvals relating to the Redomiciliation;

•	the expected manner, timing and completion of the Redomiciliation;

•	the anticipated benefits to us and the magnitude thereof that may result from the Redomiciliation;

•

the continued listing of our Class A Common Shares on the NYSE, including under the same ticker symbol “TNK,” and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation;

•	the impact of the Redomiciliation on the value of our Class A Common Shares;

•	the potential impact of the Redomiciliation on the rights of our shareholders;

•	the income or other tax consequences of the Redomiciliation to our shareholders, including U.S. Holders;

•	the tax consequences to and the accounting effects of the Redomiciliation on Teekay Tankers;

•	expectations regarding Teekay Tankers’ business if the Redomiciliation is not completed;

•	compliance by us and our subsidiaries with Bermuda economic substance requirements; and

•	delivery dates of vessels being purchased or sold.

Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” and those factors discussed in our Annual Report on Form 20-F for the year ended December 31, 2023 (the 2023 Annual Report) and other reports we file with or furnish to the SEC and that are incorporated into this proxy statement/prospectus by reference.

Unless required by law, we do not intend to revise any forward-looking statements in order to reflect any change in our expectations or events or circumstances that may subsequently arise. You should carefully review and consider the various disclosures included in this proxy statement/prospectus and in other documents incorporated by reference into this proxy statement/prospectus that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Redomiciliation and matters to be addressed at the Special Meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the process and legal terms governing the Redomiciliation, you should carefully read this proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 60 of this proxy statement/prospectus.

For purposes of clarity, in some places in this proxy statement/prospectus, we refer to our company prior to the Redomiciliation as “Teekay Tankers (Marshall Islands)” and the redomiciled Bermuda entity as “Teekay Tankers (Bermuda).” Owners of a Marshall Islands corporation are referred to as shareholders and owners of a Bermuda exempted company are referred to as members under applicable corporate law; for purposes of this proxy statement/prospectus, we refer to the owners of Teekay Tankers (Marshall Islands) and the owners of Teekay Tankers (Bermuda) as shareholders.

Q.	Why did I receive this proxy statement/prospectus?

A.

Our Board has approved the Redomiciliation, which would change our jurisdiction of incorporation by transferring our domicile from the Marshall Islands and continuing as an exempted company incorporated under the laws of Bermuda. As part of the Redomiciliation, we are proposing to our shareholders at the Special Meeting to (a) adopt, upon effectiveness of the Redomiciliation, the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda, attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws, and (b) adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

This proxy statement/prospectus and its annexes contain important information about the Constitutive Documents Proposal and the other matters to be acted upon at the Special Meeting, as well as about the Redomiciliation. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, its annexes and the documents incorporated by reference into it.

Q.	Why is Teekay Tankers proposing to effect the Redomiciliation?

A.

Our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.”

Q.	When and where is the Special Meeting?

A.

The Special Meeting will be held on September 24, 2024, at 2:30 p.m. local time, at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada, unless adjourned or postponed to a later time and date.

Q.	What proposals are being presented at the Special Meeting?

A.

Shareholders are being asked to vote on the Constitutive Documents Proposal and the Adjournment Proposal. Please see the section titled “The Special Meeting of Shareholders” beginning on page 19 of this proxy statement/prospectus.

Q.	Does the Board recommend voting “FOR” the Constitutive Documents Proposal and the Adjournment Proposal?

A.

Yes. Taking into consideration various factors described in this proxy statement/prospectus and its appendices, the Board has approved the Redomiciliation and the transactions contemplated by the Redomiciliation (including, among others, the adoption, upon effectiveness of the Redomiciliation, of the Memorandum of Continuance and the Bermuda Bye-laws in place of the Articles of Incorporation and Marshall Islands Bylaws) and recommended that the shareholders of Teekay Tankers vote “FOR” the Constitutive Documents Proposal and “FOR” the Adjournment Proposal at the Special Meeting.

Q.	What interests do Teekay Tankers’ directors, executive officers and major shareholders have in the Redomiciliation?

A.

As of the Record Date, Teekay Corporation owns, indirectly, 4,625,997 shares of Teekay Tankers’ Class B Common Stock and 5,168,785 shares of Teekay Tankers’ Class A Common Stock, representing an aggregate 28.5% ownership interest in Teekay Tankers and 53.6% of the aggregate voting power of Teekay Tankers’ outstanding shares of Class A and Class B Common Stock. Please see “Management—Share Ownership” for more information.

Teekay Tankers Class B Common Stock has five votes per share, subject to a 49% aggregate Class B Common Stock voting power maximum, while Teekay Tankers Class A Common Stock has one vote per share. Except as otherwise provided by the Marshall Islands Business Corporations Act (MIBCA), holders of shares of Class A and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Teekay Corporation currently controls all of the outstanding Class B Common Stock and holds additional shares of Class A Common Stock. Because of Teekay Tankers’ dual-class structure, Teekay Corporation may continue to control all matters submitted to Teekay Tankers’ shareholders for approval even if it and its affiliates own significantly less than 50% of the shares of Teekay Tankers’ outstanding common stock.

As of the Record Date, the current directors and executive officers of Teekay Tankers and Teekay Corporation and their affiliates owned (directly or indirectly) and had the right to vote an additional approximately 0.77% of the Class A Common Stock entitled to be voted at the Special Meeting, which represents approximately 0.66% of the total voting power of Teekay Tankers.

Q.	What will happen in the Redomiciliation?

A.

On the effective date of the Redomiciliation, we will be domesticated from the Marshall Islands and continue as a Bermuda exempted company, subject to the Companies Act 1981 of Bermuda (the Bermuda Companies Act) and other laws of Bermuda, retaining our existing name “Teekay Tankers Ltd.” Subject to approval of the Constitutive Documents Proposal by Teekay Tankers’ shareholders as set forth in this proxy statement/prospectus, the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay Tankers (Bermuda) upon effectiveness of the Redomiciliation.

There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay Tankers (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation, nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter. Our name, business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

The Memorandum of Continuance and Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

Q.	Why is the Board proposing to adopt the Memorandum of Continuance and the Bermuda Bye-laws as part of the Constitutive Documents Proposal?

A.

In connection with the Redomiciliation, we are seeking shareholder approval of the Memorandum of Continuance and the Bermuda Bye-laws as part of the Constitutive Documents Proposal, in each case to reflect changes required by the Bermuda Companies Act. Upon effectiveness of the Redomiciliation and subject to shareholder approval of the Constitutive Documents Proposal, the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay Tankers (Bermuda).

Q.	Do I need to take any action to convert my shares of Teekay Tankers (Marshall Islands) Class A Common Stock into Class A Common Shares of Teekay Tankers (Bermuda)?

A.	On the effective date of the Redomiciliation,

•

all of the shares of Class A Common Stock of Teekay Tankers (Marshall Islands) will automatically convert by operation of law into Class A Common Shares of Teekay Tankers (Bermuda) on a one-for-one basis; and

•

all of the shares of Class B Common Stock of Teekay Tankers (Marshall Islands) will automatically convert by operation of law into Class B Common Shares of Teekay Tankers (Bermuda) on a one-for-one basis.

It is not necessary for shareholders of Teekay Tankers (Marshall Islands) who currently hold share certificates representing Class A Common Stock to exchange their existing share certificates for certificates representing Class A Common Shares of Teekay Tankers (Bermuda). Please see “The Redomiciliation—Redomiciliation Share Conversion.”

Q.	Who will be the directors and officers of Teekay Tankers (Bermuda) if the Redomiciliation is consummated?

A.

Our executive officers and Board will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Kenneth Hvid (President and Chief Executive Officer) and Brody Speers (Chief Financial Officer). Our current Board is comprised of Chair Kenneth Hvid together with other directors Peter Antturi, Sai W. Chu, Richard T. du Moulin and David Schellenberg.

In addition, the composition of the Audit Committee, the Conflicts Committee and Nominating and Corporate Governance Committee of our Board will not change upon effectiveness of the Redomiciliation.

Q.	Following the Redomiciliation, will the Class A Common Shares of Teekay Tankers (Bermuda) trade on The New York Stock Exchange?

A.

Our Class A Common Stock is currently listed on the NYSE under the symbol “TNK.” We expect that Teekay Tankers (Bermuda)’s Class A Common Shares will be listed on the NYSE under the same ticker symbol under which the shares of Teekay Tankers (Marshall Islands) Class A Common Stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Q.	Who can vote at the Special Meeting?

A.

Our shareholders of record as of the close of business on August 1, 2024, the Record Date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. Holders of our Class A or

Class B Common Stock may vote all shares owned by such holders as of the Record Date, including (i) shares held directly in their name as the shareholder of record and (ii) shares held for them as the beneficial owner through a broker, trustee or other nominee such as a bank. Holders of Class A Common Stock will be entitled to one vote per share on all matters voted on at the Special Meeting. Pursuant to our Articles of Incorporation, holders of Class B Common Stock are generally entitled to five votes per share, provided that the voting power of the Class B Common Stock is limited such that the aggregate voting power of all shares of outstanding Class B Common Stock can at no time exceed 49% of the voting power of outstanding Class A Common Stock and Class B Common Stock, voting together as a single class. Based on the number of outstanding shares of Class A Common Stock and Class B Common Stock as of the Record Date, the 4,625,997 outstanding shares of Class B Common Stock will be entitled to such votes representing 43.8% of the aggregate voting power of all outstanding shares of Class A and Class B Common Stock.

Q.	How many votes do I have?

A.

If you are a holder of shares of Class A Common Stock as of the Record Date, you are entitled to one vote for each share of Class A Common Stock. Based on the number of outstanding shares of Class A Common Stock and Class B Common Stock as of the Record Date, the 29,691,592 outstanding shares of Class A Common Stock will be entitled to votes representing 56.2% of the aggregate voting power of all shares of Class A and Class B Common Stock.

Q.	What vote of Teekay Tankers’ shareholders is required in connection with the Constitutive Documents Proposal?

A.

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock as of the Record Date, voting together as a single class. It is also required that a quorum comprised of holders of a majority of the total voting power of all shares of Class A Common Stock and Class B Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy at the Special Meeting. As of the Record Date, Teekay Corporation controls approximately 53.6% of the total voting power of Teekay Tankers (through its ownership of shares of our Class A and B Common Stock), and the current directors and executive officers of Teekay Tankers are entitled to vote an additional approximately 0.4% of the outstanding voting power of Class A Common Stock and Class B Common Stock, in each case voting together as a single class.

Q.	What vote of Teekay Tankers’ shareholders would be required in connection with the Adjournment Proposal?

A.

Approval of the Adjournment Proposal would require the affirmative “FOR” vote of a majority of votes cast by the holders of our Class A and Class B Common Stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting. It is also required that a quorum comprised of holders of a majority of the total voting power of all shares of Class A and Class B Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy at the Special Meeting.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Class A Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Class A Common Stock is called a “proxy card.”

Q.	What effect on the proposals will abstentions and broker non-votes have?

A.

Abstentions and broker non-votes by our shareholders will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Shares present but not voted, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Q.	What if I do not vote or do not fully complete my proxy card?

A.

If you provide specific instructions for a given item, your shares will be voted as you instruct on such item. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted “FOR” authorization and approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Q.	What do I need to do now?

A.

After carefully reading and considering the information contained in this proxy statement/prospectus and in its appendices, please submit your vote in accordance with the instructions set forth in the enclosed proxy card as soon as possible so that your shares may be voted at the Special Meeting. Please see “The Special Meeting.”

Q.	If my shares are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A.

You should instruct your bank, broker, trustee or other nominee to vote your shares. If you do not instruct your bank, broker, trustee or other nominee on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on any of the proposals described in this proxy statement/prospectus and, therefore, if you do not instruct your broker to vote your shares on any proposal on which you are entitled to vote, your shares will not be voted on that proposal. Please check with your bank, broker, trustee or other nominee and follow the voting procedures your bank, broker, trustee or other nominee provides. Your bank, broker, trustee or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet. Please see “The Special Meeting—Proxies.”

Q.	When does the Company expect the Redomiciliation to be completed?

A.

As of the date of this proxy statement/prospectus, we expect to complete the Redomiciliation within a reasonable period of time following approval of the Constitutive Documents Proposal by the shareholders at the Special Meeting. However, we cannot assure you when or if the Redomiciliation will be completed. Among other things, the Constitutive Documents Proposal is to be approved by our shareholders at the Special Meeting. Even if our shareholders so approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time.

Q.	What are the Material United States Federal Income Tax consequences of the Redomiciliation?

A.

In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (or the Code) for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders (as defined below under the section entitled “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation”) will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.

For a more detailed discussion, please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation” and “Material Non-United States Income Taxation.”

Q.	May I change my vote after I have submitted a proxy or voted my shares?

A.	Yes. If you have not voted through your bank, broker, trustee or other nominee, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may complete and submit a written notice of revocation to our corporate secretary at the address below:

Corporate Secretary

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

•

Second, you may complete and submit a new proxy card or vote in accordance with the instructions included on the relevant proxy card. Your latest vote actually received by us before the Special Meeting will be counted, and any earlier votes will be revoked.

•

Third, you may attend the Special Meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke any earlier proxy you may have given.

If you have instructed a bank, broker, trustee or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote.

If you are the beneficial owner of shares held in “street name,” you should follow the instructions provided by your bank, broker, trustee or other nominee to change your vote or revoke your proxy.

Q.	What happens if I sell my shares of Teekay Tankers Class A Common Stock before the Special Meeting?

A.

The Record Date for our shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Class A Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Class A Common Stock and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares of such shares. If you transfer your shares of Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q.	If I want to attend the Special Meeting, what do I do?

A.

Our shareholders should come to Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada at 2:30 p.m., local time, on September 24, 2024. You are entitled to attend the Special Meeting only if you were a Teekay Tankers shareholder of record as of the close of business on the Record Date or you hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance to the Special Meeting. In addition, if you are a Teekay Tankers shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your being admitted to the Special Meeting. If you are not a Teekay Tankers shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide a valid proxy from the record holder of the shares authorizing you to vote at the Special Meeting. If you do not provide such proxy, you will not be admitted to the Special Meeting and will not be permitted to vote such shares.

Q.	Are there risks I should consider in deciding whether to vote for the Constitutive Documents Proposal?

A.	Yes. We have set forth a list of risk factors that you should consider carefully in connection with the Redomiciliation. Please see “Risk Factors.”

Q.	Can I dissent and require appraisal of my shares?

A.

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation.

Q.	Who will bear the cost of soliciting votes for the Special Meeting?

A.

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Special Meeting. We estimate that we will pay MacKenzie Partners, Inc. a fee of approximately $15,000 and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by MacKenzie Partners, Inc. and/or our directors, officers and employees, which directors, officers and employees will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders and in obtaining voting instructions from those owners.

Q.	Who can help answer my additional questions about the Redomiciliation, the Constitutive Documents Proposal or voting procedures?

A.	If you have more questions about the Redomiciliation, the Constitutive Documents Proposal or the procedures for voting your shares, you should contact:

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

If your broker holds your shares, then you should also contact your broker for additional information.

SUMMARY

This summary highlights certain information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you to, for a more complete understanding of the matters being considered at the Special Meeting. In addition, we incorporate by reference into this document important business and financial information about Teekay Tankers, which you should also read carefully. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 60 of this proxy statement/prospectus. Additionally, some of the statements contained in this proxy statement/prospectus are forward-looking statements. Please see “Cautionary Statement Concerning Forward-Looking Statements.” All references in this proxy statement to “dollars” or “$” are to U.S. dollars. In this proxy statement/prospectus, unless otherwise indicated, we refer to accounting principles generally accepted in the United States as “GAAP.” We use the term deadweight tons (or dwt), expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the capacity of vessels.

Overview

Our primary business is to own and operate crude oil and refined product tankers and we employ a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters and full service lightering contracts to reduce downside risks. As at June 30, 2024, our fleet consisted of 53 vessels, including 10 chartered-in vessels, and one 50%-owned Very Large Crude Carrier (or VLCC). In addition to our core business, we also provide ship-to-ship (or STS) support services, along with our tanker commercial management operations. We believe this improves our ability to manage the cyclicality of the tanker market through the less volatile cash flows generated by these operational areas. Historically, the tanker industry has experienced volatility in profitability due to changes in the supply of, and demand for, tanker capacity. Tanker supply and demand are each influenced by several factors beyond our control.

Teekay Corporation, which formed us in 2007, is a leading provider of international crude oil marine transportation and other marine services. We believe we benefit from Teekay Corporation’s expertise, relationships and reputation as we operate our fleet and pursue growth opportunities. We have acquired a portion of our current operating fleet from Teekay Corporation at various times since our inception, and we anticipate additional opportunities to expand our fleet through acquisitions of tankers from third parties.

Recent Developments

Executive Changes

On August 6, 2024, Kevin Mackay resigned as President and Chief Executive Officer of Teekay Tankers and Stewart Andrade resigned as Chief Financial Officer of Teekay Tankers, each effective immediately.

On August 6, 2024, Kenneth Hvid was appointed as President and Chief Executive Officer of Teekay Tankers and Brody Speers was appointed as Chief Financial Officer of Teekay Tankers.

Conflicts in Israel/Gaza Strip and Ukraine

On October 7, 2023, Hamas attacked Israel, with Israel then declaring war on Hamas in the Gaza Strip. Since mid-December 2023, Iran-backed Houthi rebels in Yemen have carried out numerous attacks on vessels in the Red Sea area, ostensibly in response to the Israel-Hamas war, which attacks are increasing in sophistication, frequency and severity. As a result of these attacks, many shipping companies continue to suspend transit through the Red Sea, which has affected trading patterns, rates and expenses. While it is impossible to predict how this situation will evolve in the future, we expect that the rerouting of cargos will lead to additional spot tanker rate volatility in the near term. Escalation or expansion of hostilities, interventions by other groups or nations, the imposition of economic sanctions on any major oil producing nations, disruption of shipping transit in the Straits of Hormuz or other significant trade routes, such as the Red Sea, or similar outcomes could adversely affect the tanker industry, demand for our services, our business, results of operations, financial condition and cash flows.

The ongoing conflict in Ukraine has disrupted energy supply chains, caused instability and significant volatility in the global economy and resulted in economic sanctions on Russia by several nations. The ongoing conflict has contributed significantly to related increases in spot tanker rates. Additional sanctions and executive orders have been implemented and authorities continue to actively investigate compliance with the price cap requirement. This could further impact the trade of crude oil and petroleum products, as well as the supply of Russian oil to the global market and the demand for, and price of, crude oil and petroleum products.

Please see “Item 3—Key Information—Risk Factors” in our 2023 Annual Report for additional information about risks to us and our business, including risks relating to political instability, terrorist or other attacks, war or international hostilities and the conflicts in Israel and Ukraine.

Vessel Sales

During the fourth quarter of 2023, we agreed to sell one Aframax / Long Range (or LR2) tanker for $23.5 million, which sale resulted in a gain on sale of $11.6 million during the six months ended June 30, 2024. The tanker, which was classified as held for sale as at December 31, 2023, was delivered to its new owner in February 2024.

In May 2024, we agreed to sell one Aframax / LR2 tanker and one Suezmax tanker for a combined sales price of $64.8 million. Both tankers, which were classified as held for sale as at June 30, 2024, are expected to be delivered to the purchaser during the third or fourth quarter of 2024.

Vessel Sale-Leaseback Repurchases

In March 2024, we completed the repurchase of eight Suezmax tankers for a total cost of $137.0 million, pursuant to repurchase options under related sale-leaseback arrangements. Currently, the eight vessels are unencumbered.

Vessel Purchase

In June 2024, we agreed to acquire one 2021-built Aframax / LR2 tanker for a purchase price of $70.5 million. In July 2024, we completed the vessel purchase and took delivery of the vessel.

Time Chartered-in Vessel

In May 2024, we extended one chartered-in contract for an Aframax / LR2 tanker for 12 months at a rate of $34,000 per day and secured an additional 12-month optional period at the same daily rate.

Time Chartered-out Vessel

During the second quarter of 2024, we entered into a one-year time charter-out contract for an Aframax / LR2 tanker at a rate of $49,750 per day which commenced at the beginning of June 2024.

European Union Emissions Trading System (or EU ETS)

Since January 1, 2024, as part of our compliance with the EU ETS requirements, we have acquired EU allowances (or EUAs) related to greenhouse gas emissions from our vessels and those vessels subject to revenue sharing agreements that trade to, from, and within the European Union (or EU) and European Economic Area. During the six months ended June 30, 2024, we acquired EUAs for a cost of $3.4 million on the secondary market. As at June 30, 2024, we recorded an indefinite-lived intangible asset of $3.4 million in relation to the purchased EUAs and a long-term liability of $3.3 million in relation to our obligation under EU ETS. In addition, we recorded voyage expenses of $1.3 million and $3.3 million for the three and six months ended June 30, 2024, respectively. Please see “Item 4 – Information on the Company – B. Business Overview – Regulations” in our 2023 Annual Report for the year ended December 31, 2023, as well as “Item 1 – Financial Statements: Note 1 – Basis of Presentation”, “Item 1 – Financial Statements: Note 4 – Intangible Assets” and “Item 1 – Financial Statements: Note 7 – Obligation Related to EU ETS” in our Report on Form 6-K furnished to the SEC on May 10, 2024 for information about EU ETS requirements and our obligation related to EU ETS.

Corporate Information

We are incorporated under the laws of the Marshall Islands as Teekay Tankers Ltd. Our principal executive office is located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. The Teekay Group’s principal operating office is located at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekay.com. The information contained in our website is not part of this prospectus.

The Redomiciliation

We intend to change our jurisdiction of incorporation from the Marshall Islands to Bermuda, and we refer to this change as the Redomiciliation. We will effectuate the Redomiciliation by filing an application with the Registrar of Companies in Bermuda that includes the following: (i) the original signed Memorandum of Continuance, (ii) notice of the address of the registered office in Bermuda of Teekay Tankers, (iii) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (iv) financial statements of Teekay Tankers, (v) a copy of the consent of the Bermuda Monetary Authority, (vi) any applicable fees and (vii) such additional documents as the Registrar of Companies in Bermuda may require. Please see “The Redomiciliation” for more information.

Upon effectiveness of the Redomiciliation in Bermuda, we will file with the Registrar of Corporations of the Republic of the Marshall Islands a certificate of transfer. The Redomiciliation will become effective in Bermuda upon issuance of a certificate of continuance by the Registrar of Companies in Bermuda and will be effective in the Marshall Islands when our certificate of transfer is filed with the Marshall Islands Registrar of Corporations.

Background and Benefits of the Redomiciliation

Various governments and organizations such as the European Union and the Organization for Economic Co-operation and Development (or OECD) are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis (the Pillar Two Rules) but provide an exemption from Pillar Two taxation for international shipping income and qualified ancillary international shipping income. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with the agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the Pillar Two Rules, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The Pillar Two Rules ensure that we will be subject to a minimum of 15% tax on our income ineligible for the international shipping exemption.

Bermuda responded to the Pillar Two framework by enacting the Bermuda Tax Act on December 27, 2023, which will apply a 15% income tax on Bermuda companies within a “Multinational Enterprise Group” with consolidated annual revenue of €750M or more in two of the four previous fiscal years. The Bermuda Tax Act results in the imposition of a 15% Bermuda corporate income tax effective for fiscal years beginning on or after 1 January 2025. Under the Bermuda Tax Act, an entity is considered a “Bermuda Tax Resident Entity” if the entity is incorporated, formed or organized in Bermuda, unless the entity is tax resident in another jurisdiction under the laws of that jurisdiction based on its location of management and control. As such, our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. We believe that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda. We currently file economic substance declarations in both the Marshall Islands and Bermuda. Without our redomiciliation to Bermuda, the definition of residency in the Bermuda Tax Act creates a risk that we can no longer rely on our substance in Bermuda in order to meet the Marshall Islands’ economic substance requirements. Failure to comply with the Marshall Islands’ economic substance laws could result in fines or other penalties, increased monitoring and audits, and the dissolution of the non-compliant entity, which could have an adverse effect on our business, financial condition, or operating results.

Shareholder Rights

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall Islands law. There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay Tankers (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the new Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter.

Our name, business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

Redomiciliation Share Conversion

Our authorized capital stock is 485,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 100,000,000 shares of Preferred Stock, each with a par value of $0.01 per share. The shares of Class A Common Stock entitle the holder to one vote per share. The shares of Class B Common Stock entitle the holder to five votes per share, subject to a 49% aggregate Class B Common Stock voting power maximum. As of the Record Date of August 1, 2024, we had 29,691,592 shares of Class A Common Stock, 4,625,997 shares of Class B Common Stock and no shares of preferred stock issued and outstanding.

On the effective date of the Redomiciliation, all of the shares of Class A Common Stock, Class B Common Stock and preferred stock of Teekay Tankers (Marshall Islands) will automatically convert by operation of law into shares of the same class of Teekay Tankers (Bermuda) on a one-for-one basis. It is not necessary for shareholders of Teekay Tankers (Marshall Islands) who currently hold share certificates to exchange their existing share certificates for certificates of common shares of Teekay Tankers (Bermuda). Please see “The Redomiciliation—Redomiciliation Share Conversion” below. Neither the number of authorized shares nor the par value per share is changing as part of the Redomiciliation.

Required Vote; Board Recommendation

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Please see “The Special Meeting—Vote Required; Shares Entitled to Vote.”

As of the Record Date, (a) Teekay Corporation and (b) the current directors and executive officers of Teekay Tankers are entitled to vote approximately 36.1% and 0.4%, respectively, of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Please see “The Special Meeting—Vote Required; Shares Entitled to Vote.”

The Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Regulatory Matters

We are not aware of any other governmental approvals or actions that are required to complete the Redomiciliation other than compliance with U.S. federal and state securities laws (e.g. effectiveness under the U.S. Securities Act of the registration statement of which this proxy statement/prospectus is a part) and Marshall Islands and Bermuda corporate law. Please see “The Redomiciliation—Certain Redomiciliation Filings and Actions.”

No Dissenters’ Rights of Appraisal in the Redomiciliation

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Redomiciliation.

Material Tax Consequences of the Redomiciliation

In the opinion of Watson Farley & Williams LLP, our Marshall Islands counsel, and Conyers Dill & Pearman Limited, our special Bermuda counsel, at the time of the Redomiciliation to Bermuda we will not, and our non-Marshall Islands citizen or resident shareholders will not, be subject to taxation in the Marshall Islands or Bermuda in respect of our domestication from the Marshall Islands and our continuance into Bermuda as an exempted company upon the Redomiciliation. However, the provisions of the Bermuda Tax Act will apply on the assessment of our income, which may result in tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders. For a more detailed discussion, please see “Material Non-United States Income Taxation.” In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes. Please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation.”

RISK FACTORS

Before you decide how to vote your shares, you should carefully consider the following risk factors related to the Special Meeting proposals set forth in this proxy statement/prospectus, together with the appendices to it and the information included or incorporated by reference into this proxy statement/prospectus, including the risks discussed in our 2023 Annual Report filed with the U.S. Securities and Exchange Commission (SEC) and incorporated by reference into this proxy statement/prospectus. The matters described below may not contain all of the information that is important to you in evaluating the proposals to be voted upon at the Special Meeting. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. For more information, please read “Where You Can Find More Information—Information Incorporated by Reference” in this proxy statement/prospectus.

Your rights as a shareholder will change as a result of the Redomiciliation.

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall Islands law. There are differences between the governing corporate law of the Marshall Islands and that of Bermuda. There are also differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. These changes and differences could affect your rights as a shareholder. We describe these changes and differences in more detail under “Description of Share Capital of Teekay Tankers (Bermuda)—Comparison of Shareholder Rights.”

The anticipated benefits of the Redomiciliation may not be realized.

There can be no assurance that any or all of the anticipated benefits of the Redomiciliation will be achieved, particularly the cost efficiencies expected to be gained from simplifying our structure by redomiciling to Bermuda. Any future changes to Bermuda’s existing economic substance regime or the implementation thereof, or unexpected changes to our operations, could increase the complexity and our costs of carrying on business in Bermuda. In addition, if any such change could result in us being non-compliant with Bermuda’s economic substance regime, any resulting fines or other penalties, or increased monitoring and audits, or the dissolution of the non-compliant entity, could also have an adverse effect on our business, financial condition, or operating results. Furthermore, the application and the implementation of the Pillar Two Rules in other countries around the world continue to evolve, and this may result in Bermuda implementing further changes to its tax legislation in response, which changes could increase the cost to us of operating in Bermuda. Similarly, any future changes to the domestic tax legislation in the countries where our subsidiaries operate, such as changes to withholding tax on dividend distributions to Bermuda, could also negatively impact our financial condition and operating results. These are all factors that we do not and cannot control. Please see “The Redomiciliation—Background and Benefits of the Redomiciliation.”

The Redomiciliation may result in taxes to us or our subsidiaries in certain jurisdictions on the indirect transfer of shares or property of Teekay Tankers.

We generally expect to be exempt from most indirect transfer, transaction, and gains taxes on shares and property held directly or indirectly by us that could apply to the Redomiciliation; however, the calculation of such liabilities involves judgment in the interpretation of complex tax law and regulations in many jurisdictions. Therefore, any dispute with a taxing authority may result in a payment or outcome that differs from our current expectations. In jurisdictions where we expect to be subject to indirect transfer, transaction, and gains taxes as a result of the Redomiciliation, we expect the amounts to be immaterial based on current estimates. However, these taxes are generally based on the fair market value of underlying shares and property which is subject to interpretation. Accordingly, amounts actually owed could exceed current estimates.

We are subject to taxes, which reduces our cash available for distribution to shareholders, cash flows and results of operations.

We, our joint venture or our subsidiaries are subject to tax in certain jurisdictions in which we, our joint venture or our subsidiaries are organized own assets or have operations, which reduces the amount of our cash available for distribution. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions, including in certain cases estimates, on matters that are not entirely free from doubt and for which we may not have received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us, our joint venture or our subsidiaries, further reducing the cash available for distribution. We have established reserves in our financial statements that we believe are adequate to cover our liability for any such additional taxes. We cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on our subsidiaries. Additionally, tax laws, including tax rates, in the jurisdictions in which we operate may change as a result of macroeconomic or other factors outside of our control. For example, various governments and organizations such as the European Union and the OECD are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. Qualifying international shipping income is exempt from many aspects of this framework if the exemption requirements are met. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the OECD’s Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the OECD’s minimum tax proposal, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The government of Bermuda has responded to the Pillar Two framework by passing the Bermuda Tax Act, on December 27, 2023, to introduce a corporate income tax on certain Bermuda entities with effect from January 1, 2025. Redomiciliation to Bermuda would result in our being subject to Bermuda corporate income tax, which may result in a tax being applied to our taxable profits, depending on the nature of such profits and/or income. The application and implementation of the Pillar Two Rules continue to evolve and may result in additional tax imposed on us or our subsidiaries and increase the cost of operating in certain countries. Any future changes to Bermuda tax laws as a response to the implementation of the Pillar Two Rules in other countries could also increase our cost of operating in Bermuda. We continue to evaluate the impact of these rules and are currently evaluating a variety of mitigating actions to reduce the potential impact.

In addition, changes in our operations or ownership could result in additional tax being imposed on us or on our subsidiaries in jurisdictions in which operations are conducted. For example, changes in the ownership of our stock may cause us to be unable to claim an exemption from U.S. federal income tax under Section 883 of the Code. If we were not exempt from tax under Section 883 of the Code, we would be subject to U.S. federal income tax on income we earn from voyages into or out of the U.S., the amount of which is not within our complete control. In addition, we may rely on an exemption to be deemed non-resident in Canada for Canadian tax purposes under subsection 250(6) of the Canada Income Tax Act for (i) corporations whose principal business is international shipping and that derive all or substantially all of their revenue from international shipping, and (ii) corporations that are holding companies that have over half of the cost base of their investments in eligible international shipping subsidiaries and receive substantially all of their revenue as dividends from those eligible international shipping subsidiaries are exempt under subsection 250(6). If we were to cease to qualify for the subsection 250(6) exemption, we could be subject to Canadian income tax and also Canadian withholding tax on outbound distributions, which could have an adverse effect on our operating results. In addition, to the extent Teekay Tankers was to distribute dividends as a corporation determined to be resident in Canada, shareholders who are not resident in Canada for purposes of the Canada Income Tax Act would generally be subject to Canadian withholding tax in respect of such dividends paid by Teekay Tankers.

Typically, most of our time-charter and spot voyage charter contracts require the charterer to reimburse us for a certain period of time in respect of taxes incurred as a consequence of the voyage activities of our vessels while performing under the relevant charter. However, our rights to reimbursement under charter contracts may not survive for as long as the applicable tax statutes of limitations in the jurisdictions in which we operate. As such, we may not be able to obtain reimbursement from our charterers where any applicable taxes that are not paid before the contractual claim period has expired.

U.S. tax authorities could treat us as a “passive foreign investment company” (or PFIC), which could have adverse U.S. federal income tax consequences to our U.S. shareholders and other adverse consequences to us and all of our shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC for such purposes in any tax year in which, after taking into account the income and assets of the corporation and, pursuant to a “look-through” rule, any other corporation or partnership in which the corporation directly or indirectly owns at least 25% of the stock or equity interests (by value) and any partnership in which the corporation directly or indirectly owns less than 25% of the equity interests (by value) to the extent the corporation satisfies an “active partner” test and does not elect out of “look through” treatment, either (i) at least 75% of its gross income consists of “passive income,” (or the PFIC income test) or (ii) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

With respect to the PFIC income test, there are legal uncertainties involved in determining whether the income derived from our and our look-through subsidiaries’ time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or the IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our look-through subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC. No assurance can be given, however, that this position would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for the 2024 tax year or any future tax year if there were to be changes in our and our look-through subsidiaries’ assets, income or operations.

If we or the IRS were to determine that we are or have been a PFIC for any tax year during which a U.S. Holder (as defined below under the section entitled “Material United States Federal Income Taxation”) held our stock, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Item 4E – Taxation of the Company” and “Item 10 – Additional Information – Material United States Federal Income Tax Considerations” incorporated by reference here from our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 15, 2024.

The market for Class A Common Shares of Teekay Tankers (Bermuda) may differ from the market for shares of Class A Common Stock of Teekay Tankers (Marshall Islands).

Following the Redomiciliation, we expect that the Class A Common Shares of Teekay Tankers (Bermuda) will continue to be listed on the NYSE under the symbol “TNK”, the same trading symbol as the shares of Class A Common Stock of Teekay Tankers (Marshall Islands). The market price, trading volume or volatility of Teekay Tankers (Bermuda)’s Class A Common Shares could be different from the market price, trading volume or volatility of the same class of Teekay Tankers (Marshall Islands) shares.

The enforcement of civil liabilities against Teekay Tankers (Bermuda) may be different.

Teekay Tankers (Bermuda) will be a Bermuda company. We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited (Conyers), that a judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in Bermuda. Teekay Tankers (Bermuda) has also been advised by Conyers that with respect to a final and conclusive judgment obtained in a court of competent jurisdiction in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty), a Bermuda court would be expected to enforce a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda. As a result, it may be difficult for a shareholder to effect service of process within the U.S. or to enforce judgments obtained against Teekay Tankers (Bermuda) in U.S. courts. Teekay Tankers (Bermuda) will irrevocably agree that it may be served with process with respect to actions based on public offers and sales of securities made in the U.S. by appointing a U.S. agent of Teekay Tankers (Bermuda’s) for that purpose. A Bermuda court may impose civil liability on Teekay Tankers (Bermuda) or its directors or officers in a suit brought in the Supreme Court of Bermuda against Teekay Tankers (Bermuda) or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

THE SPECIAL MEETING OF SHAREHOLDERS

This section contains information for our shareholders about the Special Meeting that we have called to allow our shareholders to consider and approve the Constitutive Documents Proposal and the Adjournment Proposal. Together with this proxy statement/prospectus, we are sending a notice of the Special Meeting and a form of proxy that the Board is soliciting for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on September 24, 2024, at 2:30 p.m., local time, at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2 Canada, unless adjourned or postponed to a later date.

Matters to be Considered

At the Special Meeting, our shareholders will be asked to consider and vote upon the Constitutive Documents Proposal, which is a proposal to approve the adoption by us of the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda and attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of the Articles of Incorporation and Marshall Islands Bylaws.

If approved by the Teekay Tankers shareholders, the changes to our constitutive documents contemplated by the Constitutive Documents Proposal will become effective upon the effectiveness of the Redomiciliation. The Redomiciliation will become effective upon the issuance of the certificate of continuance by the Registrar of Companies in Bermuda, and is subject to the satisfaction of any other conditions that may be required. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time. Please see “Redomiciliation.”

Our shareholders will also be asked to consider and vote to approve the Adjournment Proposal, which is a proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

Proxies

If you are a Teekay Tankers shareholder of record (that is, you own shares registered in your own name) on the Record Date, you may attend the Special Meeting and vote in person, or you may vote by proxy. You may vote by proxy by completing and returning the proxy card accompanying this proxy statement/prospectus or by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. Although most banks, brokers, trustees and other nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If you are a shareholder of record, you can revoke a proxy at any time before the vote is taken at the Special Meeting by submitting a properly executed proxy of a later date by mail, telephone or Internet, or by attending the Special Meeting and voting in person. If you have instructed a bank, broker, trustee or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote. Communications about revoking Teekay Tankers proxies should be addressed to:

Corporate Secretary

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

If your shares are held beneficially in street name, you should follow the instructions of your bank, broker, trustee or other nominee regarding voting and the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted “FOR” the approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Record Date

The Board has fixed the close of business on August 1, 2024 as the Record Date for determining our shareholders entitled to receive notice of and to vote at the Special Meeting.

Vote Required; Shares Entitled to Vote

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a Teekay Tankers shareholder’s failure to submit a proxy card or to vote in person at the Special Meeting, an abstention from voting, or the failure of a Teekay Tankers shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to the broker or other nominee, will have the same effect as a vote “AGAINST” the Constitutive Documents Proposal.

Approval of the Adjournment Proposal requires the affirmative “FOR” vote of a majority of votes cast by the holders of our Class A and Class B Common Stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting. Accordingly, shares present but not voted, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Holders of shares of our Class A Common Stock may cast one vote at the Special Meeting for each share of Class A Common Stock that was owned at the close of business on the Record Date. Pursuant to our Articles of Incorporation, holders of Class B Common Stock are generally entitled to five votes per share, provided that the voting power of the Class B Common Stock is limited such that the aggregate voting power of all shares of outstanding Class B Common Stock can at no time exceed 49% of the voting power of outstanding Class A Common Stock and Class B Common Stock, voting together as a single class. Based on the 29,691,592 shares of Class A Common Stock and 4,625,997 shares Class B Common Stock outstanding as of the Record Date, the outstanding shares of Class B Common Stock will be entitled to such votes representing 43.8% of the voting power of all such shares of Class A and Class B Common Stock entitled to vote at the Special Meeting.

The Board urges our shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

Quorum; Broker Non-Votes

A quorum comprised of holders of a majority of the total voting power of all shares of Class A Common Stock and Class B Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy at the Special Meeting. In the absence of a quorum, the holders of a majority of the total voting power of all voting stock, represented in person or by proxy, will have the power to adjourn the Special Meeting.

Holders of Class A Common Stock and Class B Common Stock present in person at the Special Meeting but not voting, and shares of Class A Common Stock and Class B Common Stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the Special Meeting for purposes of determining whether a quorum is established. Broker non-votes, if any, will be counted for purposes of determining whether a quorum exists at the Special Meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Neither the approval of the Constitutive Documents Proposal nor the Adjournment Proposal will be considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your Teekay Tankers shares of Class A Common Stock on the Constitutive Documents Proposal or the Adjournment Proposal. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to approve the Constitutive Documents Proposal or the Adjournment Proposal without instruction from the beneficial owner of the shares of Class A Common Stock held by that broker. As a result, shares of Class A Common Stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposal to approve the Constitutive Documents Proposal (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to approve the Constitutive Documents Proposal. Broker non-votes will have no effect, however, on the proposal to approve the Adjournment Proposal. If you hold shares of Class A Common Stock through a broker, bank or other organization with custody of your shares, please follow the voting instructions you receive from that organization.

Voting of Shares Owned by Affiliates, Directors and Officers

As of the Record Date, Teekay Corporation controls approximately 53.6% of the total voting power of Teekay Tankers (through its ownership of shares of our Class A and B Common Stock). In addition, the current directors and executive officers of Teekay Tankers and Teekay Corporation and their affiliates owned (directly or indirectly) and had the right to vote an additional approximately 0.77% of the Class A Common Stock entitled to be voted at the Special Meeting, which represents approximately 0.66% of the total voting power of Teekay Tankers. As of the date of this proxy statement/prospectus, we expect that our and Teekay Corporation’s directors and executive officers, and each of their respective affiliates, will vote any shares held by them “FOR” the authorization and approval of the Constitutive Documents Proposal and the Adjournment Proposal.

Voting by Telephone or Through the Internet

Our shareholders may have the option to submit their proxies or voting instructions by telephone or electronically through the Internet instead of submitting proxies by mail on the enclosed proxy card. You should check your proxy card or the voting instruction form forwarded by your broker, bank, trustee or other nominee of record to see which options are available.

Our shareholders of record may submit proxies:

•

By telephone: Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•

Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon SEC rules that permit us to deliver only one proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another Teekay Tankers shareholder and have received only one proxy statement/prospectus, you may contact us as specified below to request a separate copy of this document and we will promptly send a separate copy to you at no cost to you:

MACKENZIE PARTNERS, INC.

1407 Broadway

New York, NY 10018

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

Recommendation of the Board

The Board has unanimously determined that the Redomiciliation is in the best interests of Teekay Tankers and the shareholders of Teekay Tankers, and has unanimously approved the Redomiciliation and the transactions contemplated thereby (including, among others, the adoption, upon effectiveness of the Redomiciliation, of the Memorandum of Continuance and the Bermuda Bye-laws in place of the Articles of Incorporation and Marshall Islands Bylaws). The Board unanimously recommends that shareholders vote “FOR” the approval of the Constitutive Documents Proposal and “FOR” the approval of the Adjournment Proposal.

PROPOSALS TO BE VOTED ON AT SPECIAL MEETING OF SHAREHOLDERS

PROPOSAL NO. 1

THE CONSTITUTIVE DOCUMENTS PROPOSAL

Description

As discussed in this proxy statement/prospectus, our shareholders are being asked to consider and vote on the Constitutive Documents Proposal to adopt the Memorandum of Continuance and the Bermuda Bye-laws, in each case governed by the laws of Bermuda and attached to this proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of Teekay Tankers’ Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws.

We are asking you, as a Teekay Tankers shareholder, to authorize the holder of any proxy solicited by the Board to vote in favor of the Constitutive Documents Proposal.

If approved by the Teekay Tankers shareholders, the changes to our constitutive documents contemplated by the Constitutive Documents Proposal will become effective upon the effectiveness of the Redomiciliation. The Redomiciliation will become effective upon the issuance of the certificate of continuance by the Registrar of Companies in Bermuda, and is subject to the satisfaction of any other conditions that may be required. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time. Please see “Redomiciliation.”

Vote Required for Approval

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

The Board recommends a vote “FOR” the Constitutive Documents Proposal.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

Description

The Adjournment Proposal will allow us to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal.

We are asking you, as a Teekay Tankers shareholder, to authorize the holder of any proxy solicited by the Board to vote in favor of the Adjournment Proposal.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast by the holders of our Class A and Class B Common Stock entitled to vote on the Adjournment Proposal and represented in person or by proxy at the Special Meeting. Shares present but not voted at the Special Meeting, abstentions, broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

To the extent it is needed, the Board recommends a vote “FOR” the Adjournment Proposal.

THE REDOMICILIATION

General

Subject to shareholder approval of the Constitutive Documents Proposal at the Special Meeting as set forth in this proxy statement/prospectus, we plan to effectuate the Redomiciliation in Bermuda by filing an application with the Registrar of Companies in Bermuda that includes the following: (a) the original signed Memorandum of Continuance of Teekay Tankers, (b) notice of the address of the registered office in Bermuda of Teekay Tankers, (c) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (d) financial statements of Teekay Tankers, (e) a copy of the consent of the Bermuda Monetary Authority, (f) any applicable fees and (g) such additional documents as the Registrar of Companies may require. For a more detailed description of steps involved in effecting the Redomiciliation, please see “—Certain Redomiciliation Filings and Actions” below.

Upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda, we will be, under Bermuda law, domesticated from the Marshall Islands and will continue as a Bermuda exempted company, subject to the Bermuda Companies Act and other laws of Bermuda, retaining our existing name “Teekay Tankers Ltd.” Under Bermuda law, the Redomiciliation into Bermuda is deemed effective upon the registration of the Memorandum of Continuance and the issuance of a certificate of continuance by the Registrar of Companies in Bermuda. Upon effectiveness of the Redomiciliation in Bermuda, we will file a certificate of transfer with the Registrar of Corporations in the Marshall Islands, which will deem the Redomiciliation effective as of such date.

In connection with the Redomiciliation, Teekay Tankers seeks shareholder approval of the Memorandum of Continuance and the Bermuda Bye-laws; we are not seeking approval of the Redomiciliation. Subject to the approval of the Constitutive Documents Proposal by the shareholders at the Special Meeting, upon the effectiveness of the Redomiciliation the Memorandum of Continuance and the Bermuda Bye-laws will be the constitutive documents of Teekay Tankers (Bermuda).

Background and Benefits of the Redomiciliation

Various governments and organizations such as the European Union and OECD are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In January 2019, the OECD announced further work in continuation of its Base Erosion and Profit Shifting project, focusing on two “pillars.” Pillar One provides a framework for the reallocation of certain residual profits of multinational enterprises to market jurisdictions where goods or services are used or consumed. Pillar Two consists of two interrelated rules referred to as Global Anti-Base Erosion Rules, which operate to impose a minimum tax rate of 15% calculated on a jurisdictional basis but provide an exemption from Pillar Two taxation for international shipping income and qualified ancillary international shipping income. In October 2021, more than 130 countries tentatively signed on to a framework that imposes a minimum tax rate of 15%, among other provisions. The framework calls for law enactment by OECD and G20 members in 2022 to take effect in 2023 and 2024. On December 20, 2021, the OECD published model rules to implement the Pillar Two Rules, which are generally consistent with the agreement reached by the framework in October 2021. On December 12, 2022, the European Union member states agreed to implement the Pillar Two Rules, which generally would go into effect in 2024. Legislatures of certain member states within the European Union, as well as legislatures of multiple countries outside of the European Union, in which we (or one of our “constituent entities,” as determined consistent with the Pillar Two framework) operate have drafted or enacted legislation to implement the Pillar Two Rules, including the countries of Singapore, Canada, the United Kingdom, Australia, the Netherlands, and Norway. The Pillar Two Rules ensure that we will be subject to a minimum of 15% tax on our income ineligible for the international shipping exemption.

Bermuda responded to the Pillar Two framework by enacting the Bermuda Tax Act on December 27, 2023, which will apply a 15% income tax on Bermuda companies within a “Multinational Enterprise Group” with consolidated annual revenue of €750M or more in two of the four previous fiscal years. The Bermuda Tax Act results in the imposition of a 15% Bermuda corporate income tax effective for fiscal years beginning on or after 1 January 2025. Under the Bermuda Tax Act, an entity is considered a “Bermuda Tax Resident Entity” if the entity is incorporated, formed or organized in Bermuda, unless the entity is tax resident in another jurisdiction under the laws of that jurisdiction based on its location of management and control. As such, our Board believes that a change in incorporation from the Marshall Islands to Bermuda so that we will be tax resident in Bermuda in accordance with the Bermuda Tax Act is in line with our existing and historical governance practice of having our central management and control located in Bermuda. We have existing ties to Bermuda, where we have our principal executive office and corporate officers and where certain of our subsidiaries are either organized or registered. The Redomiciliation is also expected to result in legal, administrative, and other similar efficiencies as we would be subject only to Bermuda corporate law and economic substance requirements of Bermuda following the Redomiciliation, and would no longer be subject to the relevant law and requirements in both the Marshall Islands and Bermuda. We believe that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda. We currently file economic substance declarations in both the Marshall Islands and Bermuda. Without our redomiciliation to Bermuda, the definition of residency in the Bermuda Tax Act creates a risk that we can no longer rely on our substance in Bermuda in order to meet the Marshall Islands’ economic substance requirements. Failure to comply with the Marshall Islands’ economic substance laws could result in fines or other penalties, increased monitoring and audits, and the dissolution of the non-compliant entity which could also have an adverse effect on our business, financial condition, or operating results.

Our management team and Board considered other possible new jurisdictions for Teekay Tankers’ domicile and concluded that a Bermuda domicile would best serve Teekay Tankers’ goals and interests. We reached this conclusion, in part, based on (a) our existing ties to Bermuda, which are described above and which we believe will reduce disruption from the Redomiciliation to our existing operations and (b) our belief that we and our subsidiaries are compliant with the Bermuda economic substance requirements and will continue to be compliant following the Redomiciliation with our existing level of substance in Bermuda.

In addition to the Redomiciliation of Teekay Tankers from the Marshall Islands to Bermuda, Teekay Corporation likewise proposes transferring its domicile from the Marshall Islands and continuing as an exempt company in Bermuda. Effectiveness of the Teekay Tankers Redomiciliation is not conditioned upon effectiveness of the proposed Teekay Corporation redomiciliation. Even if our shareholders approve the Constitutive Documents Proposal, our Board may elect to abandon the Redomiciliation in its sole discretion at any time.

As a matter of Bermuda law, the Redomiciliation provisions do not operate: (a) to create a new legal entity; (b) to prejudice or affect the identity or continuity of Teekay Tankers as previously constituted (other than as a result of differences between Marshall Islands and Bermuda law and related changes to our constitutive documents); (c) to affect the property of Teekay Tankers; (d) to affect any appointment made, resolution passed or any other act or thing done in relation to Teekay Tankers pursuant to a power conferred by the constitutive documents of Teekay Tankers (Marshall Islands) or by the laws of the jurisdiction under which Teekay Tankers was previously incorporated, registered or existing; (e) to render defective any legal proceedings by or against Teekay Tankers; and any legal proceedings that could have been continued or commenced by or against Teekay Tankers before the Redomiciliation under applicable law may, notwithstanding the Redomiciliation, be continued or commenced by or against Teekay Tankers after the Redomiciliation. Under the MIBCA, the transfer of domicile of Teekay Tankers (Marshall Islands) out of the Republic of the Marshall Islands shall not affect any obligations or liabilities of Teekay Tankers (Bermuda) incurred prior to such transfer, nor affect the choice of law applicable to obligations or rights prior to such transfer, nor adversely affect the rights of creditors or shareholders of the corporation existing immediately prior to such transfer.

Shareholder Rights

The Redomiciliation will change our jurisdiction of incorporation from the Marshall Islands to Bermuda and, as a result, our constitutive documents will change and will be governed by Bermuda rather than Marshall Islands law. There are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws. We describe these changes in more detail under “Description of Share Capital of Teekay Tankers (Bermuda)—Comparison of Shareholder Rights.” However, the rights of shareholders under the new Memorandum of Continuance and the Bermuda Bye-laws will be substantially the same as under our Articles of Incorporation and Marshall Islands Bylaws, subject to changes required to conform to the Bermuda Companies Act. We do not believe that the powers, preferences or special rights of any class of shares will be adversely affected by the Redomiciliation nor do we believe that the Memorandum of Continuance and Bermuda Bye-laws exclude or limit the right of a holder to vote on any matter. Our name, business, assets and liabilities on a consolidated basis, as well as our Board, executive officers, share capital, principal business location and fiscal year, will be the same immediately following effectiveness of the Redomiciliation as they are immediately prior to the Redomiciliation.

The Memorandum of Continuance and the Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

No Change in Management or Our Board of Directors

Our executive officers and Board will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Kenneth Hvid (President and Chief Executive Officer) and Brody Speers (Chief Financial Officer). Our current Board is comprised of Chair Kenneth Hvid and other directors Peter Antturi, Sai W. Chu, Richard T. du Moulin and David Schellenberg.

In addition, the composition of the Audit Committee, the Conflicts Committee and the Nominating and Corporate Governance Committee of our Board will not change upon effectiveness of the Redomiciliation.

Interests of Certain Directors, Executive Officers and Major Shareholders in the Redomiciliation

As of the Record Date, Teekay Corporation owns, indirectly, 4,625,997 shares of Teekay Tankers’ Class B Common Stock and 5,168,785 shares of Teekay Tankers’ Class A Common Stock, representing an aggregate 28.5% ownership interest in Teekay Tankers and 53.6% of the aggregate voting power of Teekay Tankers’ outstanding shares of Class A and Class B Common Stock. Please see “Management—Share Ownership” for more information.

Teekay Tankers Class B Common Stock has five votes per share, subject to a 49% aggregate Class B Common Stock voting power maximum, while Teekay Tankers Class A Common Stock has one vote per share. Except as otherwise provided by the MIBCA, holders of shares of Class A and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Teekay Corporation currently controls all of the outstanding Class B Common Stock and holds additional shares of Class A Common Stock. Because of Teekay Tankers’ dual-class structure, Teekay Corporation may continue to control all matters submitted to Teekay Tankers’ shareholders for approval even if it and its affiliates own significantly less than 50% of the shares of Teekay Tankers’ outstanding common stock.

As of the Record Date, the current directors and executive officers of Teekay Tankers and Teekay Corporation and their affiliates owned (directly or indirectly) and had the right to vote an additional approximately 0.77% of the Class A Common Stock entitled to be voted at the Special Meeting, which represents approximately 0.66% of the total voting power of Teekay Tankers.

Redomiciliation Share Conversion

On the effective date of the Redomiciliation, all of the shares of Teekay Tankers (Marshall Islands) Class A Common Stock, Class B Common Stock and preferred stock will automatically convert by operation of law into shares of the same class of Teekay Tankers (Bermuda) on a one-for-one basis. The number of Class A Common Shares and Class B Common Shares of Teekay Tankers (Bermuda) issued and outstanding immediately after the Redomiciliation will be the same as the number of shares of Class A Common Stock and Class B Common Stock of Teekay Tankers (Marshall Islands) issued and outstanding immediately prior to the Redomiciliation. Neither the number of authorized shares nor the par value per share is changing as part of the Redomiciliation.

Teekay Tankers (Bermuda) will not issue new share certificates to Teekay Tankers (Bermuda) shareholders who currently hold any Teekay Tankers (Marshall Islands) share certificates. A shareholder who currently holds any Teekay Tankers (Marshall Islands) share certificates will receive a new share certificate only upon any future transaction in Teekay Tankers (Bermuda) shares that requires the transfer agent to issue new share certificates in exchange for existing share certificates. It is not necessary for shareholders of Teekay Tankers (Marshall Islands) to exchange their existing share certificates for share certificates of Teekay Tankers (Bermuda). Until surrendered and exchanged, each certificate evidencing shares of Teekay Tankers (Marshall Islands) Class A Common Stock will be deemed for all purposes of the Company to evidence the identical number of Teekay Tankers (Bermuda) Class A Common Shares. Holders of uncertificated shares of Teekay Tankers (Marshall Islands) Class A Common Stock immediately prior to the Redomiciliation will continue as holders of uncertificated shares of Teekay Tankers (Bermuda) Class A Common Shares upon effectiveness of the Redomiciliation.

Stock Exchange Listing

We expect that Teekay Tankers (Bermuda)’s Class A Common Shares will continue to be listed on the New York Stock Exchange (NYSE) under the same ticker symbol under which the shares of Teekay Tankers (Marshall Islands) Class A Common Stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Required Vote; Board Recommendation

Approval of the Constitutive Documents Proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding voting power of Class A Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Constitutive Documents Proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast. Please see “The Special Meeting—Vote Required; Shares Entitled to Vote.”

Our Board unanimously recommends that our shareholders vote “FOR” the Constitutive Documents Proposal and the Adjournment Proposal (i.e., to adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal).

No Dissenters’ Rights of Appraisal in the Redomiciliation

Under Marshall Islands law and our Articles of Incorporation and Marshall Islands Bylaws, our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights of their shares as a result of the Redomiciliation.

Regulatory Matters

We are not aware of any other governmental approvals or actions that are required to complete the Redomiciliation other than compliance with U.S. federal and state securities laws (e.g. effectiveness under the U.S. Securities Act of the registration statement of which this proxy statement/prospectus is a part) and Marshall Islands and Bermuda corporate law.

Certain Redomiciliation Filings and Actions

The Redomiciliation will change the jurisdiction of incorporation of Teekay Tankers from the Marshall Islands to Bermuda and will include, among others, the following filings and actions:

(a)

filing of an application with the Bermuda Monetary Authority that contains (i) a statement of the proposed business of Teekay Tankers, (ii) information concerning the beneficial owners of Teekay Tankers and (iii) a legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority;

(b)

filing an application with the Registrar of Companies in Bermuda that contains (i) the original signed memorandum of continuance of Teekay Tankers, (ii) notice of the address of the registered office in Bermuda of Teekay Tankers, (iii) a copy of the legal opinion of our Marshall Islands counsel addressed to the Bermuda Monetary Authority, (iv) financial statements of Teekay Tankers, (v) a copy of the consent of the Bermuda Monetary Authority, (vi) any applicable fees and (vii) such additional documents as the Registrar of Companies in Bermuda may require; subject to shareholder approval of the Constitutive Documents Proposal as set forth in this proxy statement/prospectus, upon the Redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the Memorandum of Continuance and the Bermuda Bye-laws will replace Teekay Tankers’s Articles of Incorporation and Marshall Islands Bylaws as the constitutive documents of Teekay Tankers (Bermuda);

(c)

filing an application with the Bermuda Monetary Authority for its consent for the issue and free transferability of all of Teekay Tankers (Bermuda)’s shares to and between persons resident and non-resident of Bermuda for exchange control purposes, provided that such shares remain listed on an appointed stock exchange, which includes the NYSE;

(d)	filing with the Registrar of Corporations of the Republic of the Marshall Islands a certificate of transfer; and

(e)

our Board approving: (i) 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda as the registered address of Teekay Tankers (Bermuda), or such other address in Bermuda as confirmed by the secretary of Teekay Tankers if different from the aforementioned address at the time of the effectiveness of the Redomiciliation; (ii) the continuation the current secretary of Teekay Tankers (Marshall Islands), namely Frans Lotz, and the current assistant secretary of Teekay Tankers (Marshall Islands), namely N. Angelique Burgess, respectively, as the secretary and assistant secretary of Teekay Tankers (Bermuda); and (iii) the continuation of the directors of Teekay Tankers (Marshall Islands) immediately prior to the Redomiciliation taking effect as the directors of Teekay Tankers (Bermuda) upon the Redomiciliation taking effect.

Material Tax Consequences of the Redomiciliation

In the opinion of Watson Farley & Williams LLP, our Marshall Islands counsel, and Conyers Dill & Pearman Limited, our special Bermuda counsel, at the time of the Redomiciliation we will not, and our non-Marshall Islands citizen or resident shareholders will not, be subject to taxation in the Marshall Islands or Bermuda in respect of our domestication from the Marshall Islands and our continuance into Bermuda as an exempted company upon the Redomiciliation. However, the provisions of the Bermuda Tax Act shall apply on the assessment of our income, which may result in tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders. For a more detailed discussion, please see “Material Non-United States Income Taxation.” In the opinion of Perkins Coie LLP, our U.S. counsel, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income tax matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes. Please see “Material United States Federal Income Taxation—U.S. Federal Income Tax Considerations of the Redomiciliation.”

BUSINESS

History and Development of the Company

We are an international provider of marine transportation to global oil industries. We were formed as a Marshall Islands corporation in October 2007 by Teekay Corporation (NYSE: TK), a leading provider of international crude oil and other marine transportation services. We completed our initial public offering on December 18, 2007, with an initial fleet of nine Aframax oil tankers which were transferred to us by Teekay Corporation.

Our tanker fleet size has increased from nine owned Aframax tankers in 2007 to 42 owned tankers, eight in-chartered tankers and one jointly-owned Very Large Crude Carrier (or VLCC) tanker as of June 30, 2024. The capacity of our tanker fleet has risen from approximately 980,000 deadweight tonnes (or dwt) in 2007 to approximately 6,097,500 dwt as of June 30, 2024.

In July 2015, we acquired our STS transfer business, which provides full service lightering and lightering support, from a company jointly-owned by Teekay Corporation and a Norway-based marine transportation company, I.M. Skaugen SE. We currently in-charter two work boats to support our STS operations.

In May 2017, we completed the acquisition from Teekay Holdings Ltd., a wholly owned subsidiary of Teekay Corporation, of the remaining 50% interest in Teekay Tanker Operations Ltd. (or TTOL), which owns certain tanker commercial management and technical management operations.

In November 2017, we completed a merger with Tanker Investments Ltd. (or TIL) by acquiring all of the remaining 27.0 million issued and outstanding common shares of TIL, by way of a share-for-share exchange resulting in TIL becoming a wholly owned subsidiary. Upon completion of the merger, we acquired TIL’s fleet of ten Suezmax tankers and eight Aframax / LR2 tankers.

We sold one Aframax / LR2 tanker in the first quarter of 2024, one Aframax / LR2 tanker in 2023, one Suezmax tanker and three Aframax / LR tankers in 2022 and four Aframax / LR2 tankers in 2021. In May 2024, we entered into an agreement to sell one Aframax / LR2 tanker and one Suezmax tanker which are expected to be delivered to their buyers in the third or fourth quarters of 2024. In June 2024, we entered into an agreement to purchase one Aframax / LR2 tanker and took delivery of this vessel in July 2024.

We completed two sale-leaseback financing transactions in 2022 relating to nine Suezmax tankers and four Aframax / LR2 tankers, as well as two sale-leaseback financing transactions in 2021 relating to six Aframax / LR2 tankers and two Suezmax tankers. In 2023, we repurchased 19 tankers for a total cost of $364.3 million pursuant to repurchase options under related sale-leaseback arrangements. In March 2024, we completed the repurchase of eight Suezmax tankers for a total cost of $137.0 million, pursuant to repurchase options under related sale-leaseback arrangements. Currently, the eight vessels are unencumbered.

From time to time, we also charter-in vessels, typically from third parties as part of our chartering strategy. Most of our vessel acquisitions were financed by a combination of utilizing the net proceeds from public equity offerings or private placements, as well as raising new debt, the assumption of existing debt, drawing on our revolving credit facility, and using our available working capital.

We incorporated on October 17, 2007, under the laws of the Marshall Islands as Teekay Tankers Ltd. and maintain our principal executive office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530.

The SEC maintains an internet site at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our website is www.teekay.com/business/tankers. The information contained on our website is not part of this proxy statement/prospectus.

Business Overview

Our primary business is to own and operate crude oil and refined product tankers and we employ a chartering strategy that seeks to capture upside opportunities in the tanker spot market while using fixed-rate time charters and full service lightering contracts to reduce downside risks. In addition to our core business, we also provide STS support services, along with our tanker commercial management operations. We believe this improves our ability to manage the cyclicality of the tanker market through the less volatile cash flows generated by these operational areas. Historically, the tanker industry has experienced volatility in profitability due to changes in the supply of, and demand for, tanker capacity. Tanker supply and demand are each influenced by several factors beyond our control.

Teekay Corporation, which formed us in 2007, is a leading provider of international crude oil marine transportation and other marine services. We believe we benefit from Teekay Corporation’s expertise, relationships and reputation as we operate our fleet and pursue growth opportunities. We have acquired a portion of our current operating fleet from Teekay Corporation at various times since our inception, and we anticipate additional opportunities to expand our fleet through acquisitions of tankers from third parties.

Under the supervision of our executive officers and Board, our operations are conducted in part by our subsidiaries who receive services from Teekay Corporation’s subsidiary, Teekay Services Limited (our Manager), and its affiliates. In addition, our Manager provides various services to us under a long-term management agreement. We pay our Manager certain fees and reimbursements for its services.

Our Fleet

The following table summarizes our fleet as at June 30, 2024:

	Owned Vessels	Chartered-in Vessels	Total
Fixed-rate:
Suezmax Tanker	—	1	1
Aframax Tanker / LR 2 Product Tanker	1	—	1

Total Fixed-Rate Fleet (1)	1	1	2

Spot-rate:
Suezmax Tankers	25	—	25
Aframax Tankers / LR 2 Product Tankers	16	7	23
VLCC Tanker (2)	1	—	1

Total Spot Fleet	42	7	49

Total Tanker Fleet	43	8	51

Ship-to-Ship Support Vessels	—	2	2

Total Teekay Tankers Fleet	43	10	53

(1)	The time charter-out contracts for the Suezmax tanker and Aframax / LR2 tanker are scheduled to expire in September 2024 and June 2025, respectively.
(2)

We own one VLCC through a 50/50 joint venture with Wah Kwong Maritime Transport Holdings Limited (please refer to “Item 18—Financial Statements: Note 4—Investment in and Advances to Equity-Accounted Joint Venture” in 2023 Annual Report.

The following table provides additional information about our owned Suezmax oil tankers as of June 30, 2024, all of which are Bahamian-flagged.

Vessel	Capacity (dwt)	Built	Employment	Daily Rate	Expiration of Charter
Aspen Spirit	157,800	2009	Spot	—	—
Athens Spirit	158,500	2012	Spot	—	—
Atlanta Spirit	158,700	2011	Spot	—	—
Baker Spirit	156,900	2009	Spot	—	—
Barcelona Spirit	158,500	2011	Spot	—	—
Beijing Spirit	156,500	2010	Spot	—	—
Cascade Spirit	156,900	2009	Spot	—	—
Copper Spirit	156,800	2010	Spot	—	—
Dilong Spirit	159,000	2009	Spot	—	—
Jiaolong Spirit	159,000	2009	Spot	—	—
London Spirit	158,700	2011	Spot	—	—
Los Angeles Spirit	159,200	2007	Spot	—	—
Montreal Spirit	150,000	2006	Spot	—	—
Moscow Spirit	156,500	2010	Spot	—	—
Pinnacle Spirit	160,400	2008	Spot	—	—
Rio Spirit	158,400	2013	Spot	—	—
Seoul Spirit	160,000	2005	Spot	—	—
Shenlong Spirit	159,000	2009	Spot	—	—
Summit Spirit	160,500	2008	Spot	—	—
Sydney Spirit	158,500	2012	Spot	—	—
Tahoe Spirit	156,900	2010	Spot	—	—
Tianlong Spirit	159,000	2009	Spot	—	—
Tokyo Spirit	150,000	2006	Spot	—	—
Vail Spirit	157,000	2009	Spot	—	—
Zenith Spirit	160,500	2009	Spot	—	—

Total Capacity	3,943,200

The following table provides additional information about our owned Aframax oil tankers as of June 30, 2024, all of which are Bahamian-flagged.

Vessel	Capacity (dwt)	Built	Employment	Daily Rate	Expiration of Charter
Blackcomb Spirit	109,000	2010	Spot	—	—
Emerald Spirit	109,000	2009	Spot	—	—
Erik Spirit	115,500	2005	Spot	—	—
Garibaldi Spirit	109,000	2009	Spot	—	—
Peak Spirit	104,600	2011	Spot	—	—
Tarbet Spirit	107,500	2009	Time-charter	$49,750	June 2025
Whistler Spirit	109,000	2010	Spot	—	—
Yamato Spirit	107,600	2008	Spot	—	—

Total Capacity	871,200

The following table provides additional information about our owned LR2 product tankers as of June 30, 2024, all of which are Bahamian-flagged.

Vessel	Capacity (dwt)	Built	Employment	Daily Rate	Expiration of Charter
Donegal Spirit	105,200	2006	Spot	—	—
Galway Spirit	105,200	2007	Spot	—	—
Hovden Spirit	105,300	2012	Spot	—	—
Leyte Spirit	109,700	2011	Spot	—	—
Limerick Spirit	105,200	2007	Spot	—	—
Luzon Spirit	109,600	2011	Spot	—	—
Sebarok Spirit	109,600	2011	Spot	—	—
Seletar Spirit	109,000	2010	Spot	—	—
Trysil Spirit	105,300	2012	Spot	—	—

Total Capacity	964,100

The following table provides additional information about our VLCC oil tanker, which is Hong Kong-flagged.

Vessel	Capacity (dwt)	Built	Employment	Daily Rate	Expiration of Charter
Hong Kong Spirit (1)	319,000	2013	Spot	—	—

(1)	The VLCC vessel, Hong Kong Spirit, is owned through a 50/50 joint venture and is employed in a spot market pool managed by a third party.

Please read “Note 7—Long-Term Debt” and “Note 8—Operating Leases and Obligations Related to Finance Leases” included in “Item 18—Financial Statements” included in our 2023 Annual Report for information with respect to major encumbrances against our vessels.

For more information about our business, please read “Item 4.B Information on the Company—Business Overview” of our 2023 Annual Report, in our Form 6-K for the three-month period ended March 31, 2024, which we furnished to the SEC on May 10, 2024 and in our Form 6-K for the six month period ended June 30, 2024 which we furnished to the SEC on August 2, 2024, each of which is incorporated by reference into this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

We are incorporating by reference into this proxy statement/prospectus the (a) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2023 and 2022 under “Item 5—Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our 2023 Annual Report, (b) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2024 included in our Report on Form 6-K furnished to the SEC on May 10, 2024 and (c) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2024 included in our Report on Form 6-K furnished to the SEC on August 2, 2024. These referenced sections should be read in conjunction with the other information in this proxy statement/prospectus and the other information incorporated by reference into this proxy statement/prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The information set forth under “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2023 Annual Report is incorporated by reference into this proxy statement/prospectus. The referenced section should be read in conjunction with the other information in this proxy statement/prospectus and the other information incorporated by reference into this proxy statement/prospectus.

MANAGEMENT

Directors, Senior Management and Employees

Our Board and executive officers oversee and supervise our operations. Subject to this oversight and supervision, certain of our operations are managed by our Manager.

Our President and Chief Executive Officer, Kenneth Hvid, and our Chief Financial Officer, Brody Speers, allocate their time between managing our business and affairs as such officers and the business and affairs of Teekay Corporation. Mr. Hvid is the President and Chief Executive Officer of Teekay Corporation, while Mr. Speers is the Chief Financial Officer of Teekay Corporation. The amount of time Mr. Hvid and Mr. Speers allocate between our business and the businesses of Teekay Corporation and other subsidiaries of Teekay Corporation may vary from time to time depending on the various circumstances and needs of the businesses.

Our officers and certain individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Teekay Corporation or its affiliates. We intend to seek to cause our officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct thereof.

Please also see “Related Party Transactions.”

Directors and Executive Officers of Teekay Tankers Ltd.

The following table lists the directors and executive officers of Teekay Tankers and their ages as of August 7, 2024.

Name	Age	Position
Peter Antturi	65	Director (3)
Sai Chu	57	Director (1)(2)(3)
Richard du Moulin	77	Director (4)(5)(6)
Kenneth Hvid	56	Chair, President and Chief Executive Officer
David Schellenberg	60	Director (4)
Brody Speers	41	Chief Financial Officer

(1)	Chair of Audit Committee.
(2)	Member of Conflicts Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	Member of Audit Committee.
(5)	Chair of Conflicts Committee.
(6)	Chair of Nominating and Corporate Governance Committee.

Certain biographical information about each of the individuals included in the table above is set forth below.

Peter Antturi joined the board of Teekay Tankers Ltd. in June 2021 and brings over 30 years of financial and operational experience in the shipping industry to this role. He has also served on the board of Teekay

Corporation since 2019. Additionally, Mr. Antturi serves as an executive officer and director of Teekay Corporation’s largest shareholder, Resolute Investments, Ltd. (Resolute), as well as other subsidiaries and affiliates of Kattegat Limited, a parent company of Resolute. Mr. Antturi previously worked with Teekay from 1991 through 2005, serving as President of Teekay’s shuttle tanker division, as Senior Vice President, Chief Financial Officer and Controller.

Sai W. Chu joined the board of Teekay Tankers Ltd. in 2019 and currently serves as the Chair of its Audit Committee. Mr. Chu brings extensive financial experience to Teekay Tankers Ltd. with over 30 years of finance, operations and strategy experience primarily with public companies in shipping, specialty finance, utilities and technology. From 2007 to 2015, he served as Chief Financial Officer of Seaspan Corporation (NYSE: SSW), a containership lessor, and prior to that he served in various financial roles within its related companies. From 1994 to 2004, he held financial roles within other companies, including BC Gas Inc. (now Fortis Inc.). He is currently Chief Financial Officer of EarthDaily Analytics Corp., a vertically integrated software and analytics space company developing world-first technologies in data services, satellite processing, machine learning, and actionable insights. Mr. Chu is a member of the Advisory Board of Maritime Partners LLC, a Jones Act-focused leasing platform and also serves on the Compensation Committee and as Chair of its Audit Committee. Mr. Chu is a member of the Chartered Professional Accountants of Canada.

Richard T. du Moulin joined the board of Teekay Tankers Ltd. in 2007. Mr. du Moulin previously served as the President of Intrepid Shipping L.L.C. from its founding in 2002 until he retired from that position in 2022. From 1998 to 2002, Mr. du Moulin served as Chairman and Chief Executive Officer of Marine Transport Corporation. Mr. du Moulin is a member of the Board of Trustees and Chairman Emeritus of the Seamen’s Church Institute of New York and New Jersey. Mr. du Moulin currently serves as an advisor to Hudson Structured Capital Management, a private equity firm, and as Chairman of the board of Pangaea Logistics Solutions, Ltd., a dry bulk shipping company. He also served as Chairman of INTERTANKO, the leading trade organization for the tanker industry, from 1996 to 1999 and previously also served as a director of Globe Wireless L.L.C. and Tidewater, Inc.

Kenneth Hvid was appointed as President and Chief Executive Officer of Teekay Tankers Ltd. on August 6, 2024, joined the board of Teekay Tankers Ltd. in 2017 and was appointed as its Chair in 2019. Mr. Hvid joined the board of Teekay Corporation in 2019 and has served as its President and Chief Executive Officer since 2017. Mr. Hvid served as a director of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak LLC) from September 2018 to January 2022, having previously served as a director from 2011 to 2015 and as its Chair since May 2019 until January 2022. He joined Teekay Corporation in 2000 and was promoted to Senior Vice President, Teekay Gas Services in 2004 and to President of the Teekay Navion Shuttle Tankers and Offshore division in 2006. He served as Teekay Corporation’s Chief Strategy Officer and Executive Vice President from 2011 to 2015. He also served as a director of Altera Infrastructure GP L.L.C. (formerly known as Teekay Offshore GP L.L.C.) from 2011 to June 2020, and as President and Chief Executive Officer of Teekay Offshore Group Ltd. from 2015 to 2016. Mr. Hvid has over 30 years of global shipping experience, 12 of which were spent with A.P. Moller in Copenhagen, San Francisco and Hong Kong. In 2007, Mr. Hvid joined the board of Gard P. & I. (Bermuda) Ltd.

David Schellenberg joined the board of Teekay Tankers Ltd. in 2019. Mr. Schellenberg joined the board of Teekay Corporation in 2017 and was appointed as its Chair in 2019. He is a member of the Audit Committees of both Teekay Tankers Ltd. and Teekay Corporation. Mr. Schellenberg also served as a director of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P. (now known as Seapeak LLC), from 2019 until January 2022. Mr. Schellenberg brings over 25 years of financial and operating leadership experience to these roles. He is currently a Managing Director and Principal with Highland West Capital, a private equity firm in Vancouver, Canada. Prior to that, Mr. Schellenberg was with specialty aviation and aerospace businesses, Conair Group and its subsidiary Cascade Aerospace, from 2000 to 2013, serving as President and Chief Executive Officer from 2007 to 2013. Mr. Schellenberg also acted as a Managing Director in the Corporate Office of the Jim Pattison

Group, Canada’s second largest private company, from 1991 to 2000. Mr. Schellenberg is a member of the Young Presidents’ Organization, holds an MBA and is a Fellow of the Chartered Professional Accountants of Canada (FCPA, FCA).

Brody Speers was appointed as Chief Financial Officer of Teekay Tankers Ltd. and as Chief Financial Officer of Teekay Corporation on August 6, 2024. He joined Teekay Corporation in 2008 and was promoted to Director, Finance in 2013, Vice President, Finance in 2017 and Vice President, Finance and Treasurer in January 2022. Mr. Speers also served as Chief Financial Officer of Teekay Gas Group Ltd., a company that provided services to Teekay LNG Partners L.P. and its affiliates, in 2017 and 2018. Prior to joining Teekay, Mr. Speers worked as a Chartered Professional Accountant for an accounting firm in Vancouver, Canada. Mr. Speers is also a Chartered Business Valuator.

Compensation of Senior Management

Executive Compensation

As Kenneth Hvid and Brody Speers were each appointed as executive officers in 2024, Kenneth Hvid and Brody Speers did not receive any compensation in their capacity as executive officers of Teekay Tankers in the year ended December 31, 2023.

Board Practices

Our Board currently consists of five members as listed above under “—Directors and Executive Officers of Teekay Tankers Ltd.” Directors are appointed to serve for a one-year term and until their successors are appointed or until they resign or are removed.

There are no service contracts between us and any of our directors providing for benefits upon termination of their employment or service.

The Board has determined that each of our directors, other than Kenneth Hvid, our President and Chief Executive Officer and the President and Chief Executive Officer of Teekay Corporation, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our director independence standards, which reflect the NYSE director independence standards as currently in effect and as they may be changed from time to time.

The Board has adopted Corporate Governance Guidelines that address, among other things, director qualification standards, director functions and responsibilities, director access to management, director compensation and management succession. This document is available under “Investors—Teekay Tankers Ltd.—Governance” from the home page of our website at www.teekay.com.

The NYSE does not require a company like ours, which is a “foreign private issuer” and of which more than 50% of the voting power is held by another company, to have a majority of independent directors on the Board or to establish compensation or nominating/corporate governance committees composed of independent directors.

The Board has the following three committees: Audit Committee, Conflicts Committee, and Nominating and Corporate Governance Committee. The membership of these committees and the function of each of the committees are described below. Each of the committees is currently comprised of independent members and operates under a written charter adopted by the Board. All of the committee charters are available under “Investors—Teekay Tankers Ltd.—Governance” from the home page of our website at www.teekay.com. During 2023, the Board held six meetings and directors attended all Board meetings with the exception of one director who did not attend one meeting. The members of the Audit Committee, Conflicts Committee and Nominating and Corporate Governance Committee attended all meetings during 2023 with the exception of one committee member who did not attend two committee meetings.

Our Audit Committee is composed entirely of directors who satisfy applicable NYSE and SEC audit committee independence standards. Our Audit Committee is currently comprised of Sai Chu (Chair), Richard du Moulin and David Schellenberg. All members of the committee are financially literate and the Board has determined that Mr. Chu qualifies as an audit committee financial expert.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of:

•	the integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

Our Conflicts Committee is composed entirely of directors who satisfy the heightened NYSE and SEC independence standards applicable to Audit Committee membership. The Conflicts Committee is comprised of Richard du Moulin (Chair) and Sai Chu. The Conflicts Committee:

•

reviews specific matters that the Board believes may involve conflicts of interest between us and our controlling shareholder, Teekay Corporation, or its affiliates (other than us), or represent material related-party transactions, including transactions between us and our or Teekay Corporation’s officers or directors or their affiliates; and

•	determines if the resolution of any such conflict of interest is fair and reasonable to us and recommends to the Board action to be taken with respect to any such matter.

The Board is not obligated to seek approval of the Conflicts Committee on any matter and may determine the resolution of any conflict of interest itself.

Our Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the general NYSE independence standards. Our Nominating and Corporate Governance Committee is comprised of Richard du Moulin (Chair), Peter Antturi and Sai Chu.

The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors;

•	maintains oversight of the operation and effectiveness of the Board and our corporate governance;

•	develops, updates and recommends to the Board corporate governance principles and policies applicable to us, and monitors compliance with these principles and policies;

•	discharges responsibilities of the Board relating to its compensation;

•	exercises overall responsibility for approving and evaluating our incentive compensation and equity-based plans; and

•	oversees the evaluation of the Board and its committees.

The Board’s Role in Oversight of Environmental, Social and Corporate Governance

Our Corporate Governance Guidelines outline the Board’s role in oversight of our health, safety and environmental performance and our performance on sustainability and diversity efforts. In addition, the Board is responsible for evaluating and overseeing compliance with our policies, practices and contributions made in fulfillment of our social responsibilities and commitment to sustainability.

Share Ownership

The following table sets forth certain information regarding beneficial ownership, as of August 1, 2024, of our Class A Common Stock by our current directors and executive officers as a group. None of these persons beneficially owns any of our Class B Common Stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person or entity beneficially owns any shares that the person or entity (a) has or shares voting or investment power or (b) has the right to acquire as of September 30, 2024 (60 days after August 1, 2024) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Information for all persons listed below is based on information delivered to us.

Identity of Person or Group	Class A Common Stock	Percent of Class A Common Stock Owned	Percent of Total Class A and Class B Common Stock Owned
All directors and executive officers as a group (6 persons) (1)	228,134	0.77%	0.66%

(1)	Excludes shares of Class A and Class B common stock beneficially owned by Teekay Corporation, which controls us. Please see “Related Party Transactions.”

For more information about our Board of Directors, senior management and employees, please read “Item 6. Directors, Senior Management and Employees” of our 2023 Annual Report which is incorporated by reference into this proxy statement/prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership, as of August 1, 2024, of our Class A and Class B Common Stock by each entity or group it knows to beneficially own more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock. Information for certain holders is based on their latest filings with the SEC. The number of shares beneficially owned by each entity or group is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person or entity beneficially owns any shares as to which the person or entity has or shares voting or investment power. In addition, an entity or group beneficially owns any shares that the entity or group has the right to acquire as of September 30, 2024 (60 days after August 1, 2024) through the exercise of any stock option or other right. Unless otherwise indicated, each entity or group listed below has sole voting and investment power with respect to the shares set forth in the following table.

Identity of Person or Group	Class A Common Stock	Percent of Class A Common Stock Owned (4)	Class B Common Stock	Percent of Class B Common Stock Owned	Percent of Total Class A and Class B Common Stock Owned (4)
Teekay Corporation (1)	5,168,785	17.4%	4,625,997	100.0%	28.5%
Dimensional Fund Advisors LP (2)	2,059,543	6.9%	—	—	6.0%
Blackrock Inc. (3)	1,510,465	5.1%	—	—	4.4%

(1)

The voting power represented by shares beneficially owned by Teekay Corporation is 9.8% for its Class A Common Stock, 43.8% for its Class B Common Stock and 53.6% for its total Class A and Class B Common Stock.

(2)

Dimensional Fund Advisors LP has sole dispositive power as to 2,059,543 shares of Class A Common Stock and has sole voting power as to 1,958,961 of such shares of Class A Common Stock. This information is based on the Schedule 13F filed with the SEC on August 9, 2024.

(3)

Blackrock Inc. has sole dispositive power as to 1,510,465 shares of Class A Common Stock and has sole voting power as to 1,477,721 of such shares of Class A Common Stock. This information is based on the Schedule 13F filed with the SEC on August 13, 2024.

(4)	Based on 29,691,592 shares of Class A Common Stock and 4,625,997 shares of Class B Common Stock outstanding as of August 1, 2024.

Our Class B Common Stock entitles the holder thereof to five votes per share, subject to a 49% aggregate Class B Common Stock voting power maximum, while our Class A Common Stock entitles the holder thereof to one vote per share. Except as otherwise provided by the MIBCA, holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Teekay Corporation currently controls all of our outstanding Class B Common Stock and 5,168,785 shares of our Class A Common Stock. Because of our dual-class structure, Teekay Corporation may continue to control all matters submitted to our shareholders for approval even if Teekay Corporation and its affiliates come to own significantly less than 50% of the aggregate outstanding shares of our Class A and Class B Common Stock. Shares of our Class B Common Stock will convert into shares of our Class A Common Stock on a one-for-one basis upon certain transfers thereof or if the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock beneficially owned by Teekay Corporation and its affiliates falls below 15% of the aggregate number of outstanding shares of our common stock.

We are controlled by Teekay Corporation. We are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of Teekay Tankers.

RELATED PARTY TRANSACTIONS

Teekay Tankers has relationships or is a party to transactions with Teekay Corporation and certain of its subsidiaries. These and other relationships and transactions are described below.

Teekay Corporation’s Ownership Interest and Voting Control; Renunciation of Business Opportunities in Favor of Teekay Corporation

As of August 1, 2024, Teekay Corporation owns, indirectly, 4,625,997 shares of Teekay Tankers’ Class B Common Stock and 5,168,785 shares of Teekay Tankers’ Class A Common Stock, representing a 28.5% ownership interest in Teekay Tankers and 53.6% of the aggregate voting power of Teekay Tankers’ outstanding shares of Class A and Class B Common Stock. Please see “Management—Share Ownership” for more information.

Teekay Tankers Class B Common Stock has five votes per share, subject to a 49% aggregate Class B Common Stock voting power maximum, while Teekay Tankers Class A Common Stock has one vote per share. Except as otherwise provided by the MIBCA, holders of shares of Class A and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Teekay Corporation currently controls all of Teekay Tankers’ outstanding shares of Class B Common Stock and holds additional shares of Class A Common Stock. Because of Teekay Tankers’ dual-class structure, Teekay Corporation may continue to control all matters submitted to Teekay Tankers’ shareholders for approval even if it and its affiliates own significantly less than 50% of the aggregate shares of Teekay Tankers’ outstanding Class A and Class B Common Stock.

The Articles of Incorporation renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and Teekay Tankers. This provision effectively limits the fiduciary duties Teekay Tankers, or its shareholders otherwise may be owed regarding these business opportunities by the Teekay Tankers directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates (other than Teekay Tankers and its subsidiaries) no longer beneficially own shares representing at least 20% of the total voting power of Teekay Tankers’ outstanding capital stock and no person who is an officer or director of Teekay Tankers is also an officer or director of Teekay Corporation or its other affiliates (other than Teekay Tankers and its subsidiaries), then this business opportunity provision of the Articles of Incorporation will terminate. The Bermuda Bye-laws incorporate this concept of renunciation of corporate opportunities by Teekay Tankers in favor of Teekay Corporation to the extent permitted by Bermuda law.

Teekay Tankers’ Executive Officers and Certain of its Directors

Kenneth Hvid, Teekay Tankers’ Chair, one of its directors and its President and Chief Executive Officer, is also a director and the President and Chief Executive Officer of Teekay Corporation.

Brody Speers, Teekay Tankers’ Chief Financial Officer, is also Chief Financial Officer of Teekay Corporation.

David Schellenberg, one of Teekay Tankers’ directors, is also a director and Chair of Teekay Corporation.

Peter Antturi, one of Teekay Tankers’ directors, is also a director of Teekay Corporation and serves as an executive officer and director of Teekay Corporation’s largest shareholder, Resolute Investments, Ltd. (Resolute), as well as other subsidiaries and affiliates of Kattegat Limited, a parent company of Resolute.

No change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomiciliation or the Constitutive Documents Proposal.

For more information about these and other relationships and related party transactions, please read “Item 7. Major Shareholders and Related Party Transactions” of our 2023 Annual Report which is incorporated by reference into this proxy statement/prospectus.

DESCRIPTION OF SHARE CAPITAL OF TEEKAY TANKERS (BERMUDA)

The following description of Teekay Tankers (Bermuda)’s equity securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bermuda Companies Act and the provisions of the proposed Memorandum of Continuance and the Bermuda Bye-laws, which are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus. We encourage you to read those laws and documents carefully.

Except where otherwise indicated, the description below reflects Teekay Tankers (Bermuda)’s Memorandum of Continuance and the Bermuda Bye-laws as those documents will be in effect upon completion of the Redomiciliation.

General

Teekay Tankers (Bermuda) may issue common shares or preferred shares in one or more distinct series, from time to time. This description summarizes the material terms of Teekay Tankers (Bermuda)’s common shares and material terms that would be common to all series of Teekay Tankers (Bermuda)’s preferred shares.

Authorized Capitalization

Under the Bermuda Bye-laws, Teekay Tankers (Bermuda)’s authorized share capital consists of 685,000,000 shares, of which:

•	485,000,000 shares are designated as Class A Common Shares, par value $0.01 per share;

•	100,000,000 shares are designated as Class B Common Shares, par value $0.01 per share; and

•	100,000,000 shares are designated as Preferred Shares, par value $0.01 per share.

Exchange Listing

Shares of Teekay Tankers (Marshall Islands) Class A Common Stock are listed on the NYSE, where they trade under the symbol “TNK”. We expect that Teekay Tankers (Bermuda)’s Class A Common Shares will continue to be listed on the NYSE under the same ticker symbol under which the shares of Teekay Tankers (Marshall Islands) Class A Common Stock are currently traded, and that such shares will begin trading on the NYSE on or promptly following the effective date of the Redomiciliation.

Transfer Agent and Registrar

The registrar and transfer agent for Teekay Tankers (Bermuda) Class A and Class B Common Shares is Computershare Inc.

Common Shares

Voting Rights

Under the Bermuda Bye-laws, holders of Teekay Tankers (Bermuda)’s Class A and Class B Common Shares have identical rights, except that holders of Teekay Tankers (Bermuda)’s Class A Common Shares are entitled to one vote per share, and holders of Teekay Tankers (Bermuda)’s Class B Common Shares are entitled to five votes per share. However, the voting power of the Class B Common Shares is limited such that the aggregate voting power of all outstanding Class B Common Shares can at no time exceed 49% of the voting power of Teekay Tankers (Bermuda)’s outstanding Class A Common Shares and Class B Common Shares, voting together as a single class. Except as otherwise provided by the Bermuda Companies Act, holders of Class A Common Shares and Class B Common Shares will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Bermuda law generally provides that the holders of a class of shares are entitled to a separate class vote on any proposed amendment to a company’s bye-laws that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Dividends

Under the Bermuda Bye-laws, and subject to preferences that may apply to any preferred shares outstanding at the time, the holders of Class A Common Shares and Class B Common Shares are entitled to share equally in any dividends that the Board may declare from time to time out of funds legally available for dividends. Satisfaction of any dividend preferences of outstanding preferred shares would reduce the amount of funds available for the payment of dividends on common shares. In the event a dividend is paid in the form of common shares or rights to acquire common shares, the holders of Class A Common Shares will receive Class A Common Shares, or rights to acquire Class A Common Shares, as the case may be, and the holders of Class B Common Shares will receive Class B Common Shares, or rights to acquire Class B Common Shares, as the case may be.

Bermuda law prohibits the declaration or payment of any dividends if there are reasonable grounds for believing that (a) a company is, or after the payment of such dividends would be, unable to pay its liabilities as they become due or (b) the realizable value of the company’s assets would thereby be less than its liabilities. There are no restrictions on the ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of common or preferred shares.

Liquidation Rights

Under the Bermuda Companies Act, upon Teekay Tankers (Bermuda)’s liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Class A Common Shares and Class B Common Shares will be entitled to receive the same amount per common share of all Teekay Tankers (Bermuda)’s assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred shares.

Conversion

Under the Bermuda Bye-laws, Teekay Tankers (Bermuda)’s Class A Common Shares are not convertible into any other Teekay Tankers (Bermuda)’s shares.

Each Class B Common Share of Teekay Tankers (Bermuda) is convertible at any time at the option of the holder thereof into one Class A Common Share. In addition:

•

upon any transfer of Teekay Tankers (Bermuda)’s Class B Common Shares to a holder other than Teekay Corporation (or any of its affiliates (not including Teekay Tankers (Bermuda) and its subsidiaries) or any successor to Teekay Corporation’s business or to all or substantially all of its assets), each of such transferred Class B Common Share shall automatically convert into one Class A Common Share upon such transfer; and

•

each of Teekay Tankers (Bermuda)’s Class B Common Shares will automatically convert into one Class A Common Share on the date, if any, that the aggregate number of outstanding Class A Common Shares and Class B Common Shares beneficially owned by Teekay Corporation and its affiliates (not including Teekay Tankers (Bermuda) and its subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets represents less than 15% of the aggregate number of Teekay Tankers (Bermuda)’s then outstanding common shares.

Once converted into Class A Common Shares, Class B Common Shares will not be reissued or resold, the rights of the holders of the applicable Class B Common Shares will cease and such holders will be treated for all purposes as record owners of the Class A Common Shares issuable upon such conversion.

Holders of Class B Common Shares that are converted as described above will be entitled to any dividends declared on such Class B Common Shares as of a record date preceding the time of conversion and unpaid at the time of conversion. If the record date for any dividend payable in Class B Common Shares that may have been declared on Class B Common Shares precedes a conversion described above, but the payment date is subsequent to the conversion, such dividend will be deemed to be declared and will be payable in Class A Common Shares.

Teekay Tankers (Bermuda)’s Class A and Class B Common Shares may not be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of common shares.

Other Rights

Teekay Tankers (Bermuda)’s common shares have no sinking fund, redemption provisions or preemptive rights to subscribe for any of Teekay Tankers (Bermuda)’s securities. The rights, preferences and privileges of holders of Teekay Tankers (Bermuda)’s common shares will be subject to the rights of the holders of any preferred shares that Teekay Tankers (Bermuda) may issue in the future.

Transferability

There are no restrictions on the transfer of Teekay Tankers (Bermuda) common shares, except as may be required by law. The consent of the Bermuda Monetary Authority will be sought for the issue and free transferability of all of Teekay Tankers (Bermuda)’s shares to and between persons resident and non-resident of Bermuda for exchange control purposes, provided that such shares remain listed on an appointed stock exchange, which includes the NYSE. If uncertificated shares are surrendered to Teekay Tankers (Bermuda) and Teekay Tankers (Bermuda) receives proper transfer instructions from the registered owner, Teekay Tankers (Bermuda) will cancel such shares, issue to the shareholder entitled thereto new equivalent uncertificated shares or certificated shares, as applicable, and the transaction will be recorded upon Teekay Tankers (Bermuda)’s books.

Preferred Shares

Teekay Tankers (Bermuda)’s Bermuda Bye-laws authorize the Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

The voting, dividend, liquidation, redemption, conversion or other rights of any preferred shares Teekay Tankers (Bermuda) may issue could adversely affect the voting power and other rights of the holders of Teekay Tankers (Bermuda)’s common shares and may have the effect of decreasing the market price of Teekay Tankers (Bermuda)’s Class A Common Shares.

Anti-Takeover Effect of Certain Provisions of Teekay Tankers (Bermuda)’s Bye-laws

Several provisions of Teekay Tankers (Bermuda)’s Bermuda Bye-laws, which are summarized below, may have anti-takeover effects. Among such provisions is the requirement that after the date that Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding share capital, Teekay Tankers (Bermuda)’s shareholders will only be entitled to change the number of directors comprising the entire Board by the affirmative vote of not less than 80% of the total voting power of the outstanding share capital. These provisions that may have anti-takeover effects are intended to avoid costly takeover battles, lessen Teekay Tankers (Bermuda)’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize shareholder value in connection with any unsolicited offer to acquire Teekay Tankers (Bermuda). However, these anti-takeover provisions could also discourage, delay or prevent (a) the merger or acquisition of Teekay Tankers (Bermuda) by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (b) the removal of incumbent officers and directors.

Dual-Class Structure

As discussed above, Teekay Tankers (Bermuda)’s Class B Common Shares have five votes per share, subject to a 49% aggregate Class B Common Shares voting power maximum, while Teekay Tankers (Bermuda)’s Class A Common Shares have one vote per share. Teekay Corporation beneficially owns and controls all of Teekay Tankers (Bermuda)’s outstanding Class B Common Shares, in addition to the Class A Common Shares it beneficially owns and controls. Because of Teekay Tankers (Bermuda)’s dual-class structure, Teekay Corporation will be able to continue to control substantially all matters submitted to Teekay Tankers (Bermuda)’s shareholders for approval even though it and its affiliates may own significantly less than 50% of the total number of Teekay Tankers (Bermuda)’s outstanding Class A and B Common Shares. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

Blank Check Preferred Stock

As noted above, under the terms of Teekay Tankers (Bermuda)’s Bermuda Bye-laws, the Board has authority, without any further vote or action by Teekay Tankers (Bermuda)’s shareholders, to issue up to 100 million “blank check” preferred shares. The Board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Teekay Tankers (Bermuda) or the removal of Teekay Tankers (Bermuda) management and might harm the market price of Teekay Tankers (Bermuda)’s Class A Common Shares.

Election and Removal of Directors

Teekay Tankers (Bermuda)’s Bermuda Bye-laws and procedures for electing and removing directors and filling vacancies generally make it more difficult for certain shareholders to remove incumbent directors and to replace a majority of the Board, which may discourage a third party from making a tender offer or otherwise attempting to gain control of Teekay Tankers (Bermuda).

Teekay Tankers (Bermuda)’s shareholders may not call special general meetings to elect directors except in lieu of an annual meeting as discussed below under Ability to Call Shareholder Meetings. The Bermuda Bye-laws provide that directors of Teekay Tankers (Bermuda) shall be elected at the annual general meeting of the shareholders and each director shall serve until the next succeeding annual general meeting and until their successor shall have been duly elected, subject to their earlier resignation, removal or death.

Teekay Tankers (Bermuda)’s Bermuda Bye-laws provide that any director or the entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital or by directors constituting at least two-thirds of the Board. However, from and after the date that Teekay Corporation and its affiliates (other than

Teekay Tankers (Bermuda) and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital. The Bermuda Bye-laws provide that any meeting convened for the purpose of removing a director shall contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such director’s removal.

Limited Actions by Shareholders

Teekay Tankers (Bermuda)’s Bermuda Bye-laws provide that any action required or permitted to be taken by Teekay Tankers (Bermuda)’s shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of Teekay Tankers (Bermuda)’s shareholders, provided, however, that the holders of voting power sufficient to take such specified action at a meeting at which all voting share were present and voted may so act by less than unanimous written consent, so long as Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) beneficially own shares representing a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital.

Ability to Call Shareholder Meetings

Under Teekay Tankers (Bermuda)’s Bermuda Bye-laws, annual general meetings will be held at a time and place selected by the Board. The meetings may be held in or outside of Bermuda. Under Bermuda law, a company is required to convene an annual general meeting each calendar year, subject to potential waiver by the shareholders. If Teekay Tankers (Bermuda) fails to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after Teekay Tankers (Bermuda)’s last annual meeting, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting.

Our Board may call a special general meeting for any purpose and at any time. In addition, Bermuda law provides that shareholders holding at not less than 10% of the paid-up capital of Teekay Tankers (Bermuda) carrying the right of voting at general meetings may requisition the Board to convene a special general meeting, subject to compliance with advance notice requirements set forth in the Bermuda Bye-laws. Save in these circumstances, a shareholder will be prevented from calling a special general meeting for shareholder consideration of a proposal unless scheduled by the Board and shareholder consideration of a proposal may be delayed until the next general meeting.

Notice of Shareholder Proposals

Under Bermuda law, shareholders of Teekay Tankers (Bermuda) may, at their own expense (unless the Company otherwise resolves) require the Company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement in respect of a matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders of Teekay Tankers (Bermuda) necessary for such a request is either (a) the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or (b) not less than 100 shareholders. The proposing shareholders must comply with the advance notice requirements set forth in the Bermuda Bye-laws.

Other Matters

Sales of Assets, Mergers and Dissolution

Under the Bermuda Companies Act, a merger or consolidation involving us (other than with subsidiaries at least 90% of whose shares Teekay Tankers (Bermuda) owns) is required to be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of Teekay Tankers (Bermuda) or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Bermuda Companies Act and, if applicable, the Bermuda Bye-laws.

Dissenters’ Rights of Appraisal and Payment

Under the Bermuda Companies Act, if a shareholder who did not vote in favor of an amalgamation or merger is not satisfied that fair value has been offered for such shareholder’s shares, the shareholder may within one month of notice of the shareholders meeting to approve the amalgamation or merger apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Board of Directors

Teekay Tankers (Bermuda)’s Bermuda Bye-laws prohibits cumulative voting in the election of directors. This may discourage, delay or prevent the removal of incumbent officers and directors. Teekay Tankers (Bermuda)’s directors are elected by a plurality of the votes cast by shareholders entitled to vote. Teekay Tankers (Bermuda)’s Bermuda Bye-laws provides that the Board must consist of at least three members and not more than twelve. The Board may change the number of directors within a range of three to twelve directors pursuant to resolution approved by a majority of the total number of directors that Teekay Tankers (Bermuda) would have if there were no vacancies or unfilled newly created directorships. Shareholders may change the number of directors within a range of three to twelve only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of Teekay Tankers (Bermuda)’s share capital. However, from and after the date that Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital.

Amendment of Memorandum of Continuance or Bye-laws

Under the Bermuda Companies Act, amendments to the Memorandum of Continuance generally may be authorized by a vote of the holders of a majority of all of Teekay Tankers (Bermuda)’s outstanding shares entitled to vote. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of Teekay Tankers (Bermuda)’s outstanding share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Memorandum of Continuance adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Memorandum of Continuance must be made within 21 days after the date on which the resolution altering Teekay Tankers (Bermuda)’s Memorandum of Continuance is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

The Bermuda Bye-laws may be amended or repealed, or new bye-laws may be adopted, at any meeting of the Board by the affirmative vote of a majority of the entire Board or by unanimous written consent of the entire Board in lieu of a meeting and by the affirmative vote of the holders of a majority of the voting power of all Teekay Tankers (Bermuda)’s outstanding share capital entitled to vote. However, from and after the date, if any, that Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital, at least 80% of the voting power of all Teekay Tankers (Bermuda)’s outstanding share capital shall be required for Teekay Tankers (Bermuda) shareholders to amend or repeal certain sections of the Bermuda Bye-laws by vote. Teekay Tankers (Bermuda)’s shareholders may also amend or repeal any Bye-law by written consent in lieu of a meeting as described above.

Limitations on Ownership

Neither the Memorandum of Continuance nor the Bermuda Bye-laws limit the right to own Teekay Tankers (Bermuda) securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on Teekay Tankers (Bermuda)’s securities.

Corporate Opportunities

The Bermuda Bye-laws renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties Teekay Tankers (Bermuda) otherwise may be owed regarding these business opportunities by Teekay Tankers (Bermuda)’s directors and officers who also serve as directors or officers of Teekay Corporation or Teekay Tankers (Bermuda)’s other affiliates. If Teekay Corporation or its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) no longer beneficially own shares representing at least 20% of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries), then this business opportunity provision of the Bermuda Bye-laws will terminate.

Comparison of Shareholder Rights

Your rights as a shareholder of Teekay Tankers (Marshall Islands) are governed by Marshall Islands law and the Articles of Incorporation and Marshall Islands Bylaws. After the Redomiciliation, you will become a shareholder of Teekay Tankers (Bermuda), and your rights will be governed by Bermuda law and the Memorandum of Continuance and Bermuda Bye-laws.

Many of the principal attributes of Teekay Tankers (Marshall Islands)’s Class A and Class B Common Stock and Teekay Tankers (Bermuda)’s Class A and Class B Common Shares will be similar. However, there are some differences between the corporate law of the Marshall Islands and that of Bermuda. There are also some differences between the Memorandum of Continuance and the Bermuda Bye-laws and our Articles of Incorporation and Marshall Islands Bylaws.

The following discussion is a summary of material changes in your rights as a shareholder resulting from the Redomiciliation. This summary is not complete and does not cover all the differences between Bermuda law and Marshall Islands law affecting companies and their shareholders or all the differences between the Articles of Incorporation and Marshall Islands Bylaws and the Memorandum of Continuance and Bermuda Bye-laws. Teekay Tankers (Bermuda)’s Memorandum of Continuance and Bermuda Bye-laws are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

Shareholder Meetings

Marshall Islands	Bermuda
Our Marshall Islands Bylaws provide that our annual meeting shall be held at a time and place selected by our Board. If we fail to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after its last annual	The Bermuda Bye-laws provide that our annual general meeting may be called by the Board.

Marshall Islands	Bermuda
meeting, a special meeting in lieu of an annual meeting may be demanded by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting.

Special meetings of the shareholders may be called only by our Board and, so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own a majority of the total voting power of the voting stock, Teekay Corporation (except in the case of our failure to hold an annual meeting as stated above).	Special general meetings may be called by the Board for any purpose and at any time, and must be called by the Board upon the requisition by shareholders holding not less than 10% of the paid-up share capital of the Company carrying the right to vote at a general meeting.

Meetings of shareholders may be held in or outside of the Marshall Islands.

Notice:

•  For every meeting of shareholders, we must give a written notice of the meeting which states the date, time and place of the meeting and, in the case of a special meeting, the purposes thereof and the name of the person or persons at whose direction the notice is being issued.

•  We must provide a copy of the notice of any meeting personally or send it by mail or electronic transmission not less than 15 nor more than 60 days before the meeting.

Meetings of shareholders may be held in or outside of Bermuda.

Notice:

•  For every meeting of shareholders, written notice must be given by us of the meeting which shall state the date, time, place and purpose of the meeting and, in the case of a special meeting, the purposes thereof and the name of the person or persons at whose direction the notice is being issued.

•  We must provide a copy of the notice of any meeting personally or send it by mail not less than 15 nor more than 60 days before the meeting.

•  The unintentional failure to give notice to any person does not invalidate the proceedings.

Business at meetings; nominations:

•  To nominate persons for election to the Board or to bring other business before an annual meeting of shareholders, a shareholder or shareholders must own not less than one-fifth of the voting power of all classes of the then-outstanding capital stock and must comply with the advance notice requirements set forth in the Marshall Islands Bylaws.

•  The business transacted at a special meeting will be limited to the purposes stated in the notice of such meeting.

Business at the meetings; nominations:

•  The Bermuda Bye-laws provide for substantially similar advance notice requirements as the Marshall Islands Bylaws for shareholder proposals for business and nominations to be conducted at an annual or special general meeting.

•  On requisition, and at the expense of the requesting shareholders, a company may give to its shareholders entitled to receive notice of any resolution which may properly be moved and is intended to be moved at the meeting. The threshold for shareholder ownership to request any such proposal is either (a) shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having, at the date of the request, a right to vote at the meeting to which the request relates, or (b) not less than 100 shareholders.

Marshall Islands	Bermuda
• The business transacted at a special general meeting will be limited to the purposes stated in the notice of such meeting.

Shareholder Voting Rights

Marshall Islands	Bermuda
If a quorum is present, and except as otherwise expressly provided by law, by the Articles of Incorporation or by stock exchange rules, the affirmative vote of a majority of the votes cast at the meeting shall be the act of the shareholders, provided, that directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.	Except as otherwise provided in the Bermuda Bye-laws or the Bermuda Companies Act, any action or resolution requiring the approval of the shareholders may be passed by a majority of the voting power of shares entitled to vote at a meeting of shareholders that has a quorum present, provided, that directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

Our Articles of Incorporation provide that any action required to be taken by a meeting of shareholders may be taken without a meeting by written consent signed by the holders of voting power sufficient to take such specified action at a meeting at which all voting stock was present and voted, so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own shares representing a majority of the total voting power of the outstanding stock.	Generally, any action which may be done by resolution of a company in a general meeting may be done by resolution in writing. The Bermuda Bye-laws provide that such a resolution must be signed by the shareholders who hold the majority of votes as would be required if the resolution were voted on at a meeting of shareholders at which all shareholders entitled to attend and vote on the action were present, provided that so long as Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) beneficially own shares representing a majority of the total voting power of the outstanding shares, such action may be taken shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the outstanding shares was present and voted. However, in no event may shareholders act by written resolution to remove a director or auditor.
The share capital of the Company is divided into three classes: Class A Common Stock, Class B Common Stock, and preferred stock.	The share capital of the Company is divided into three classes: Class A Common Shares, Class B Common Shares, and preferred shares.

Under Marshall Islands law, the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Under Bermuda law the holders of a class of shares are not entitled to a separate class vote on any proposed amendment to the Bermuda Bye-laws or the Memorandum of Continuance that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Holders of our Class A and Class B Common Stock have identical rights, except that holders of our Class A	Holders of Teekay Tankers (Bermuda)’s Class A and Class B Common Shares have identical rights, except

Marshall Islands	Bermuda
common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B Common Stock is limited such that the aggregate voting power of all shares of outstanding Class B Common Stock can at no time exceed 49% of	that holders of our Class A Common Shares are entitled to one vote per share and holders of our Class B Common Shares are entitled to five votes per share. However, the voting power of the Class B Common Shares is limited such that the aggregate voting power of all shares of outstanding Class B
the voting power of the outstanding Class A and Class B Common Stock, voting together as a single class. Except as otherwise provided by law, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.	Common Shares can at no time exceed 49% of the voting power of the outstanding Class A and Class B Common Shares, voting together as a single class. Except as otherwise provided in the Bermuda Bye-laws, holders of Class A Common Shares and Class B Common Shares vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

Under Marshall Islands law, unless otherwise provided in the articles or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting. Our Marshall Islands Bylaws provide that the holders of a majority of the total voting power of all voting stock, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum.	The Bermuda Companies Act does not specify a statutory quorum requirement for general meetings and provides that the bye-laws shall contain such provisions. The Bermuda Bye-laws provide that the holders of a majority of the total voting power of all voting shares, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Furthermore, if at a meeting of shareholders at which the holders of any class of shares of the Company shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class shall constitute a quorum for purposes of such class vote unless the representation of a different number of shares of such class shall be required by law or the Bermuda Bye-laws.
Any person authorized to vote may authorize another person or persons to act for such person by proxy.	Any person authorized to vote may authorize another person or persons to act for such person by proxy.
Our Articles of Incorporation prohibit cumulative voting in the election of directors.	The Bermuda Bye-laws do not provide for cumulative voting in the election of directors.

Dividends

Marshall Islands	Bermuda

Under Marshall Islands law, a corporation may declare and pay dividends in cash, stock or other property on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation.

Dividends may be declared and paid out of surplus; but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. This requires no filings with the Marshall Islands registry.

Under Bermuda law, a company may only declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing at the time of declaration and after the payment that (a) the company will be able to pay its liabilities as they become due; and (b) the realizable value of its assets will be no less than its liabilities. The Bermuda Bye-laws provide that, subject to Bermuda law and the bye-laws, the Board may declare a dividend to be paid to the shareholders in proportion to the number of shares held by them.

Directors

Marshall Islands	Bermuda
Our Articles of Incorporation provide that the Board must consist of at least three members and not more than twelve members. The Board may change the number of directors within a range of three to twelve pursuant to a resolution approved by a majority of the total number of directors that the Company would have if there were no vacancies or unfilled newly created directorships. Shareholders may change the number of directors within a range of three to twelve only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of stock. However, from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding stock, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of the outstanding stock.	The number of our directors is fixed by the Bermuda Bye-laws at not less than three and no more than twelve, and any changes to such number must be approved by a majority of the entire Board or the holders of the shares representing a majority of the total voting power of the then-outstanding share capital entitled to vote generally in the election of directors. However, from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding share capital, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of the outstanding shares.
No decrease in the number of directors by the Board may shorten the term of any incumbent director.	No decrease in the number of directors by the Board may shorten the term of any incumbent director.
Directors are elected by a plurality of the votes cast by shareholders entitled to vote.	Directors are elected by a plurality of the votes cast by shareholders entitled to vote.

Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of directors, may be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by the sole remaining director; provided, however, that until Teekay Corporation and its affiliates (other than the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the then-outstanding capital stock of the Corporation entitled to vote generally in the election of directors, if such vacancy was caused by an action of the shareholders, the vacancy shall be filled by the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding voting stock (or by the Board, in the absence of the shareholders so filling such vacancy).

Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of directors, may be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by the sole remaining director; provided, however, that until Teekay Corporation and its affiliates (other than the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the then-outstanding share capital of the Company entitled to vote generally in the election of directors, if such vacancy was caused by an action of the shareholders, the vacancy shall be filled by the affirmative vote of the holders of a majority of the total voting power of the then outstanding voting shares or by the Board, in the absence of the shareholders so filling such vacancy.

Our Articles of Incorporation provide that any director or the entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding stock or by directors constituting at least two-thirds of the entire Board. However, if Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares

The Bermuda Bye-laws provide that any or all of the Company’s directors may be removed with or without “cause” by a vote of 2/3s of the directors constituting the entire Board, or by the affirmative vote of holders of a majority of the total voting power of all the outstanding shares of the Company entitled to vote generally in the election of directors, considered for this purpose as a single class.

Marshall Islands	Bermuda
representing a majority of the total voting power of the outstanding stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of the outstanding stock.

However, if Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding shares, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of the outstanding shares. For purposes of director removal, the Bermuda Bye-laws state that “cause” means a conviction for a felony, indictable offence or similar criminal offence or willful misconduct that results in material injury (monetary or otherwise) to the Company or any of its subsidiaries.

If a director is removed from the Board by the Company’s shareholders, the shareholders may fill the vacancy at the meeting at which (or through the written consent in lieu of a meeting by which) such director is removed.

Indemnification and Exculpation of Directors

Marshall Islands	Bermuda

Under Marshall Islands law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture,

A Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Bermuda law further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda. The Bermuda Bye-laws provide for mandatory indemnification of directors, officers, employees and agents and advancement of expenses to the fullest intent permitted by Bermuda law, including advancing expenses prior to the conclusion of the litigation provided that such payment of expenses in advance of the final disposition of the proceeding shall be made only if the commencement of the proceeding was authorized by the Board or the proceeding was brought to establish or enforce a right under the Bermuda Bye-laws, any agreement, the Bermuda Companies Act or otherwise.

Marshall Islands	Bermuda

trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Under Marshall Islands law, corporations are permitted to advance expenses to their officers or directors prior to conclusion of the litigation provided that the officer or director is required to undertake to repay advanced expenses if it is ultimately determined that the party is not entitled to be indemnified by the corporation.

Our Articles of Incorporation provide for mandatory indemnification of directors and officers and advancement of expenses.

Marshall Islands law permits corporations to purchase and maintain insurance for the benefit of any officer or director, whether or not they may otherwise indemnify such officer or director. Our Articles of Incorporation permit us to purchase insurance in accordance with Marshall Islands law, and we have purchased and maintain a directors’ and officers’ liability policy for that purpose.

Bermuda law permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to such person in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. The Bermuda Bye-laws permit the Company to purchase insurance in accordance with Bermuda law, and we have purchased and maintain a directors’ and officers’ liability policy for that purpose.

Marshall Islands law also permits the adoption of a provision in a corporation’s articles of incorporation limiting or eliminating the personal liability of a director to a corporation or its shareholders by reason of a director’s breach of the director’s fiduciary duties, except for (i) any breach of the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not undertaken in good faith or involving intentional misconduct or a knowing violation of law; or (iii) any breach in which the director obtains an improper personal benefit. Our Articles of Incorporation contain such a provision.

The Bermuda Bye-laws provide (i) for the exculpation and indemnification of directors, and (ii) that the shareholders waive all claims or rights of action that they might have against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except each case, (i) and (ii) in in respect of any fraud or dishonesty of such director or officer.

Dissenter’s Rights of Appraisal

Marshall Islands	Bermuda

Under Marshall Islands law, shareholders have the right to dissent from various corporate actions, including certain mergers or sales of all or substantially all of a corporation’s assets not made in the usual and regular course of business, and receive payment for the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares is not available for the shares of any class or series of stock, which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

In the event of an amendment of our articles, a shareholder has the right to dissent and receive payment for such shares if the amendment alters certain rights in respect of those shares. A condition for such payment is that the dissenting shareholder must follow the procedures set forth in Marshall Islands law. In the event that the Company fails to agree with any dissenting shareholder on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Republic of the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Under Bermuda law, a dissenting shareholder of a Bermuda exempted company is entitled to be paid the fair value of such shareholder’s shares in an amalgamation, merger or squeeze out. In the event of such an amalgamation, merger or squeeze out, a shareholder of the Bermuda company who did not vote in favor of the amalgamation, merger or squeeze out and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Derivative Actions

Marshall Islands	Bermuda
Class actions are available under Marshall Islands law.	Generally, class actions and derivative actions are not available to shareholders under Bermuda law.

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest therein provided that (i) the plaintiff is such a holder at the time the action is brought and was such a holder at the time of the transaction of which he or she complains, or the plaintiff’s shares or interest therein devolved upon such plaintiff by operation of law, and (ii) the complaint sets forth with particularity the efforts of the plaintiff to secure the

Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s bye-laws.

Marshall Islands	Bermuda
initiation of such action by the Board or the reasons for not making such effort.

Any such action in the Marshall Islands shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the stock has a value of $50,000 or less.

Bermuda courts would further give consideration to acts that are alleged to constitute a fraud against a minority of shareholders, or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or by ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Inspection of Corporate Records

Marshall Islands	Bermuda
Marshall Islands law provides that any shareholder may during the usual hours of business inspect, for a purpose reasonably related to such person’s interests as a shareholder, and make copies or extracts from the share register, books of account, and minutes of all proceedings. Any such inspection may be denied to a shareholder or other person who within five years sold or offered for sale a list of shareholders of a corporation or aided or abetted any person in procuring for sale any such list of shareholders or who seeks such inspection for a purpose which is not in the interest of a business other than the business of the corporation or who refuses to furnish an affidavit attesting to this right to inspect.	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association or memorandum of continuance, including its objects and powers, and certain alterations to the memorandum of association or memorandum of continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of shareholders of a company is also open to inspection by members without charge, and by members of the general public on payment of a fee. A company is required to maintain its register of members in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish

Marshall Islands	Bermuda
a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amalgamations, Mergers, and Business Combinations

Marshall Islands	Bermuda
With certain exceptions, a merger or consolidation involving a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon unless the articles of incorporation provide for a higher voting standard.	The amalgamation or merger of a Bermuda company with another company (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.

Any sale, lease, exchange, or other disposition of all or substantially all the assets of a corporation, not made usual or regular course of business, is required to be approved by the board of directors and holders of the voting power of two-thirds of the outstanding shares of the corporation’s outstanding stock entitled to vote on such matter.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•  By a procedure under the Bermuda Companies Act known as a “scheme of arrangement” which can be effected by obtaining the agreement of the company and of holders of common shares representing in the aggregate a majority in number and at least 75% in value of the holders of common shares present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares can be compelled to sell their shares under the terms of the scheme of arrangement.

Marshall Islands	Bermuda

•  If the acquiring party is a company, it may compulsorily acquire all the shares of a target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms in as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of the remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Note that each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not such share otherwise carries the right to vote.

Amendment of Governing Documents

Marshall Islands	Bermuda
Under Marshall Islands law, generally, articles may be amended if the holders of a majority or the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the articles specify a greater number.	The Bermuda Bye-laws provide that they may be amended or repealed, or new bye-laws may be adopted, at any meeting of the Board by the affirmative vote of a majority of the entire Board or

Marshall Islands	Bermuda

If a class vote is required, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the articles or Marshall Islands law.

Our Articles of Incorporation provide that the affirmative vote of the holders of a majority of the total voting power of the outstanding stock is required to amend or repeal certain articles relating to election of directors, business opportunities, and amendment of the articles or bylaws provided that from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding stock, shareholders amend or repeal such provisions only by the affirmative vote of not less than 80% of the total voting power of the outstanding stock.

by unanimous written consent of the entire Board and by the affirmative vote of the holders of a majority of the voting power of all Teekay Tankers (Bermuda)’s outstanding share capital entitled to vote. However, from and after the date, if any, that Teekay Corporation and its affiliates (other than Teekay Tankers (Bermuda) and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of Teekay Tankers (Bermuda)’s outstanding share capital, at least 80% of the voting power of all Teekay Tankers (Bermuda)’s outstanding share capital shall be required, in addition to Board approval also being required as described above, for Teekay Tankers (Bermuda) shareholders to amend or repeal certain sections of the Bermuda Bye-laws by vote.

Under Marshall Islands law, if the articles of incorporation so specify or if the bylaws provide and were adopted by the shareholders, the board of directors may amend the bylaws. The shareholders also have the power to amend the bylaws. Our Articles of Incorporation provide that our Board may amend or repeal a bylaw, or adopt new ones, by the affirmative vote of a majority of the entire Board or by unanimous written consent of the entire Board. A bylaw may also be amended or repealed by the affirmative vote of the holders of a majority of all the outstanding voting stock; provided that from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding voting stock, shareholders may amend certain provisions of the bylaws relating to shareholder meetings, shareholder quorum and action, election, nomination, interested director provisions, removal of directors, and amendment of the bylaws only by the affirmative vote of not less than 80% of the total voting power of the outstanding voting stock and may amend the remaining provisions by the affirmative vote of a majority of the outstanding voting stock.

MATERIAL UNITED STATES FEDERAL INCOME TAXATION

U.S. Federal Income Tax Considerations of the Redomiciliation

The following is a discussion of material U.S. federal income tax considerations that may be relevant to shareholders with respect to the Redomiciliation. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended, legislative history, applicable U.S. Treasury Regulations, judicial authority and administrative interpretations, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation or other entity taxable as a corporation, that was created or organized under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the U.S. and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock (by vote or value), and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors to determine the appropriate tax treatment of the Redomiciliation to the partnership.

This discussion does not address, except as specifically provided below, any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Redomiciliation.

In the opinion of Perkins Coie LLP, the Redomiciliation will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for purposes of U.S. federal income matters and, accordingly, neither we nor U.S. Holders will recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. We do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Redomiciliation, and consequently there can be no assurance that the IRS or a court of law will treat the Redomiciliation in the manner described above. If the IRS successfully challenges the treatment of the Redomiciliation, adverse U.S. federal income tax consequences may result. U.S. Holders should consult their own tax advisors regarding the potential U.S. federal, state and local and other tax consequences of the Redomiciliation not qualifying as a tax-free reorganization.

U.S. Federal Income Tax Considerations Relating to Holding our Common Stock

For a more complete discussion of the expected material U.S. federal income tax considerations relating to holding our common stock, you should read “Item 4E – Taxation of the Company” and “Item 10 – Additional Information – Material United States Federal Income Tax Considerations” in our 2023 Annual Report which is incorporated by reference in this proxy statement/prospectus.

MATERIAL NON-UNITED STATES INCOME TAXATION

Marshall Islands Income Tax Consequences of the Redomiciliation

The following discussion is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and assuming that we and our subsidiaries continue not to, carry on business or conduct transactions in the Republic of the Marshall Islands, and because we anticipate that all documentation related to the Redomiciliation pursuant to this registration statement/prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our Class A Common Stock will not be subject to Marshall Islands taxation or withholding as a result of the Redomiciliation. In addition, holders of our Class A Common Stock will not be subject to Marshall Islands stamp, capital gains or other taxes on any deemed exchange of shares of Teekay Tankers (Marshall Islands)’s Class A Common Stock for Teekay Tankers (Bermuda)’s Class A Common Shares as a result of the Redomiciliation, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of Class A Common Stock.

The above should be read in conjunction with the risk factors included in “Item 3—Key Information—Tax Risks” in our 2023 Annual Report.

Bermuda Income Tax Consequences of the Redomiciliation

The following discussion is the opinion of Conyers Dill & Pearman Limited, our special counsel as to matters of the laws of Bermuda, and is based on the current laws of Bermuda and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in Bermuda.

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares.

However, Bermuda enacted the Bermuda Tax Act on December 27, 2023. Entities subject to tax under the Bermuda Tax Act include the Bermuda constituent entities of multi-national groups. A multi-national group is defined under the Bermuda Tax Act as a group with entities in more than one jurisdiction with consolidated revenues of at least €750 million in any two of the four previous fiscal years. If the Bermuda constituent entities of a multinational group are subject to tax under the Bermuda Tax Act, such tax is charged at a rate of 15% of net taxable income of such constituent entities as determined in accordance with and subject to the adjustments set out in the Bermuda Tax Act (including in respect of foreign tax credits applicable to the Bermuda constituent entities). In general, income arising from international shipping is exempted from the scope of such tax to the extent certain requirements relating to strategic or commercial management in Bermuda are satisfied. No tax is chargeable under the Bermuda Tax Act until tax years starting on or after January 1, 2025.

The provisions of the Bermuda Tax Act shall apply on the assessment of the incomes of Teekay Tankers (Bermuda) following Redomiciliation, which may result in a tax being applied to taxable profits, depending on the nature of such profits and/or income. Under the current Bermuda tax law, there are no withholding taxes payable in Bermuda on dividends distributed by us to our shareholders.

ACCOUNTING TREATMENT OF THE REDOMICILIATION

There will be no material accounting effect or change in the carrying amount of the consolidated assets and liabilities of Teekay Tankers as a result of the Redomiciliation. The consolidated business, capitalization, assets, liabilities and financial statements of Teekay Tankers immediately following the Redomiciliation will be the same as those of Teekay Tankers immediately prior thereto.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the related registration statement on Form F-4 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Perkins Coie LLP, Portland, Oregon. Certain legal matters in connection with this offering relating to the laws of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Certain legal matters in connection with this offering relating to the laws of the Bermuda will be passed upon for us by Conyers Dill  & Pearman Limited, our special Bermuda legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with and furnish information to the SEC. The SEC maintains a website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-4 under the U.S. Securities Act. This proxy statement/prospectus forms a part of the registration statement, as permitted by SEC rules and regulations. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or on our website. The statements in this proxy statement/prospectus about the contents of any contracts or other documents we have filed as an exhibit are not necessarily complete. You should refer to the copy of each contract or other document we have filed or incorporated by reference as an exhibit to the registration statement for complete information.

As a foreign private issuer, we are exempt under the U.S. Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required under the U.S. Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the U.S. Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this proxy statement/prospectus information that we file or furnish with the SEC. This means that we can disclose important information to you without actually including the specific information in this proxy statement/prospectus by referring you to other documents filed or furnished separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2023;

•	Reports on Form 6-K furnished to the SEC on April 19, 2024, May 10, 2024 and August 2, 2024; and

•

the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed on December 3, 2007, as updated by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, including any subsequent amendments or reports filed for the purpose of updating such description.

All annual reports on Form 20-F, and all reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this proxy statement/prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date of the Redomiciliation shall be deemed incorporated in this proxy statement/prospectus by reference and to be part hereof from the respective dates of the filing or furnishing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be incorporated by reference herein, modified or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement/prospectus.

You may obtain any of the documents incorporated by reference in this proxy statement/prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this proxy statement/prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

If you would like to request documents, please do so no later than five business days prior to the date of the Special Meeting.

We have not authorized anyone to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

Appendix A

FORM No. 2d

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF CONTINUANCE OF COMPANY LIMITED BY SHARES

Section 132C(2)

MEMORANDUM OF CONTINUANCE

OF

Teekay Tankers Ltd.

(hereinafter referred to as the “Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The Company is an exempted company as defined by the Companies Act 1981.

3.

The authorised share capital of the Company is US$6,850,000 divided into 485,000,000 Class A Shares of par value US$0.01 each, 100,000,000 Class B Shares of par value US$0.01 each, and 100,000,000 Preferred Shares of par value US$0.01 each.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

5.	Details of Incorporation:

The Company was incorporated as a corporation under the laws of the Republic of the Marshall Islands with Limited Liability on 17 October 2007.

6.	The objects of the Company from the date of continuance are unrestricted.

7.	The following are provisions regarding the powers of the Company –

Subject to paragraph 4, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and–

(i)	pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

(ii)	pursuant to Section 42A of the Act , the Company shall have the power to purchase its own shares; and

(iii)	pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

A-1

Signed by duly authorised persons in the presence of at least one witness attesting the signature thereof:-

(Authorised persons)	(Witnesses)

Dated this   day of    , 2024

A-2

Appendix B

Bye-laws of

Teekay Tankers Ltd.

Teekay Tankers Ltd.

INTERPRETATION

1.	DEFINITIONS

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981;

“Auditor”	includes an individual, company or partnership;

“Board”	the board of Directors (including, for the avoidance of doubt, a sole Director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

“Company”	the company for which these Bye-laws are approved and confirmed;

“Director”	a director of the Company;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company;

“Register of Directors and Officers”	the register of Directors and Officers referred to in these Bye-laws;

“Register of Members”	the register of Members referred to in these Bye-laws;

“Resident Representative”	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“Voting Shares	the total voting power of the then issued and outstanding shares of the Company entitled to vote generally in the election of Directors;

“Teekay Corporation”	means Teekay Corporation Ltd., an exempted company limited by shares continued into Bermuda on or about 30 September 2024; and

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

Teekay Tankers Ltd.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof;

(e)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	POWER TO ISSUE SHARES

2.1.

Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.

Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	POWER OF THE COMPANY TO PURCHASE ITS SHARES

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	RIGHTS ATTACHING TO SHARES

4.1.

At the date these Bye-laws are adopted, the share capital of the Company is divided into three classes: (i) 485,000,000 Class A common shares of par value $0.01 each (the “Class A Common Shares”); (ii)

Teekay Tankers Ltd.

100,000,000 Class B common shares of par value $0.01 each (the “Class B Common Shares” and together with the Class A Common Shares, the “Common Shares”) and (iii) 100,000,000 preference shares of par value $0.01 each (the “Preferred Shares”).

4.2.

The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Shares and the Class B Common Shares of the Company.

(a)

Except as otherwise set forth below in this Bye-law 4.2, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Shares and the Class B Common Shares shall be identical in all respects.

(b)

Subject to the rights of the holders of any issued and outstanding Preferred Shares, and subject to any other provisions of these Bye-laws, holders of Class A Common Shares and Class B Common Shares shall be entitled to receive such dividends and other distributions in cash, shares of any company (other than Common Shares of the Company) or property of the Company when and as may be declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Shares or right to acquire Common Shares, including distributions pursuant to share splits or divisions of Common Shares of the Company, only Class A Common Shares shall be paid or distributed with respect to Class A Common Shares and only Class B Common Shares shall be paid or distributed with respect to Class B Common Shares. The number of Class A Common Shares and Class B Common Shares so distributed in respect of each share shall be equal for each such class of Common Shares. Neither the Class A Common Shares nor the Class B Common Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of Common Shares.

(c)

At every meeting of the Members of the Company, each holder of Class A Common Shares shall be entitled to one vote in person or by proxy for each Class A Common Share standing in such holder’s name on the books of the Company, and each holder of Class B Common Shares shall be entitled to five votes in person or by proxy for each share of Class B Common Shares standing in such holder’s name on the books of the Company, in connection with the election of Directors and all other matters submitted to a vote of Members; provided, however, that in the event the aggregate votes of the issued and outstanding Class B Common Shares exceed 49% of the votes of the issued and outstanding Class A Common Shares and Class B Common Shares, voting together as a single class, the number of votes to which each holder of Class B Common Shares is otherwise entitled pursuant to these Bye-laws shall be reduced pro rata such that the aggregate votes of the issued and outstanding Class B Common Shares equal 49% of the votes of the issued and outstanding Class A Common Shares and Class B Common Shares, voting together as a single class. Except as may be otherwise required by law or by these Bye-laws, the holders of Class A Common Shares and Class B Common Shares shall vote together as a single class and their votes shall be counted and totalled together on all matters submitted to a vote of Members of the Company. Any provision of these Bye-laws for the voluntary, mandatory or other conversion of Class B Common Shares into or for Class A Common Shares on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Shares, and every reference in these Bye-laws to a majority or other proportion of the votes of Common Shares, Class A Common Shares or Class B Common Shares shall refer to such majority or other proportion of the votes to which such Common Shares, Class A Common Shares or Class B Common Shares are entitled.

Teekay Tankers Ltd.

(d)

In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Company’s creditors and the holders of Preferred Shares, the remaining assets and funds of the Company shall be distributed pro rata to the holders of Common Shares, and the holders of Class A Common Shares and the holders of Class B Common Shares shall be entitled to receive the same amount per share in respect thereof. For purposes of this paragraph (d) of this Bye-law 4.2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the assets of the Company or a consolidation or merger of the Company with or into one or more other corporations or entities (whether or not the Company is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary.

(e)

Each Class B Common Share shall automatically be converted into one Class A Common Share upon the transfer of such share if, after such transfer, such share is not beneficially owned by Teekay Corporation or any of its affiliates (not including the Company and the Company’s subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets. For purposes of these Bye-laws, each reference to a “person” shall be deemed to include not only a natural person, but also a company, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder’’ of shares, if a natural person) shall be deemed to include in their representative capacity a guardian, executor, administrator or other legal representative of such natural person or record holder. For purposes of these Bye-laws, “affiliate” and “beneficial ownership” shall have the meanings ascribed to such terms in Rules 12b-2 and 13d-3, respectively, under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, each Class B Common Share shall automatically be converted into one Class A Common Share on the date, if any, on which the aggregate number of issued and outstanding Class A Common Shares and Class B Common Shares beneficially owned by Teekay Corporation and its affiliates (not including the Company and the Company’s subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets, represents less than 15% of the aggregate number of shares of the then issued and outstanding Common Shares. For the avoidance of doubt, the last sentence of paragraph (b) of this Bye-law 4.2 shall not apply to the preceding sentence.

The Company will provide notice to all holders of record of the Common Shares as of the conversion date of any automatic conversion of all issued and outstanding Class B Common Shares pursuant to the immediately preceding paragraph of this paragraph (e) of this Bye-law 4.2 as soon as practicable following any such conversion; provided, however, that the Company may satisfy such notice requirement by providing such notice to such holder of record not more than sixty (60) nor less than fifteen (15) days prior to such conversion. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of the Common Shares, at such holder’s address as it appears on the books of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any Class B Common Share. Each such notice shall state, as appropriate, the following:

(i)	the automatic conversion date;

(ii)	that all issued and outstanding Class B Common Shares are (or will be) automatically converted; and

Teekay Tankers Ltd.

(iii)

the place or places where certificates, if any, for such Class B Common Shares may be surrendered in exchange for certificates representing Class A Common Shares or uncertificated entry on the books of the Company of Class A Common Shares.

The Company shall not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Class A Common Shares on the conversion of Class B Common Shares pursuant to this paragraph (e) of this Bye-law 4.2, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(f)

Each record holder of Class B Common Shares (not including the Company and the Company’s subsidiaries) may convert any or all of such Class B Common Shares into an equal number of Class A Common Shares by such record holder providing a written notice to the Company, accompanied by certificates, if any, for such shares and any payment required for documentary, stamp or similar issue or transfer taxes, stating that such record holder desires to convert such Class B Common Shares into the same number of Class A Common Shares, including for the purpose of the sale or other disposition of such Class A Common Shares, and requesting that the Company issue all of such Class A Common Shares to persons named therein, setting forth the number of Class A Common Shares to be issued to each such person and, if to be issued in certificated form, the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date such record holder provides such written notice (and, if applicable, certificates) to the Company.

(g)

Immediately upon any automatic or voluntary conversion of Class B Common Shares pursuant to the provisions of this Bye-law 4.2, the rights of the holders of the applicable Class B Common Shares as such shall cease and such holders shall be treated for all purposes as having become the record owners of the Class A Common Shares issuable upon such conversion; provided, however, that such holders shall be entitled to receive when paid any dividends declared on the Class B Common Shares as of a record date preceding the time of such conversion and unpaid as of the time of such conversion.

Upon any conversion of Class B Common Shares into Class A Common Shares pursuant to the provisions of this Bye-law 4.2, any dividend payable in Class B Common Shares, for which the record date shall precede but the payment date shall be subsequent to such conversion, that may have been declared on the Class B Common Shares so converted shall be deemed to have been declared, and shall be payable, with respect to the Class A Common Shares into or for which such Class B Common Shares shall have been so converted, and any such dividend that shall have been declared on such shares payable in Class B Common Shares shall be deemed to have been declared and shall be payable in Class A Common Shares.

(h)

The Company shall not reissue or resell any Class B Common Shares that shall have been converted into Class A Common Shares pursuant to or as permitted by the provisions of this Bye-law 4.2, or any Class B Common Shares that shall have been acquired by the Company in any other manner.

(i)

The Company shall at all times reserve and keep available, out of its authorised but unissued share capital, such number of Class A Common Shares as would become issuable upon the conversion of all Class B Common Shares then issued and outstanding.

(j)	All rights to vote and all voting power (including, without limitation, the right to elect Directors) shall be vested exclusively in the holders of Common Shares, voting together as a single class,

Teekay Tankers Ltd.

except as otherwise expressly provided in these Bye-laws or by the resolution or resolutions adopted by the Board designating the powers, preferences and rights of any Preferred Shares or as otherwise expressly required by applicable law.

4.3.

The Board is authorised to provide for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preferred Shares, to vary the rights attached to any other series of Preferred Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)

the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)

whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint Directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.

Any Preferred Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preferred Shares of the

Teekay Tankers Ltd.

same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

4.5.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	CALLS ON SHARES

5.1.

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.

Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

6.	FORFEITURE OF SHARES

6.1.

If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call

Teekay Tankers Ltd.

remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Teekay Tankers Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.

If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	SHARE CERTIFICATES

7.1.	Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.

The shares of the Company may be certificated or uncertificated shares, as provided under the Act, and shall be entered in the books of the Company and registered as they are issued. Every holder of shares shall be entitled to have a certificate in form meeting the requirements of law and approved by the Board that certifies the number of shares owned by such holder in the Company. Any certificates shall be signed by an Officer and/or a Director, however designated, of the Company. The signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent other than the Company itself or its employees. In case any person who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer or Director before such certificate is issued, it may be issued by the Company with the same effect as if they were such Officer or Director at the date of issue. As used in these Bye-laws, the term “uncertificated shares” refers to shares of the Company that: (i) are not

Teekay Tankers Ltd.

represented by an instrument; (ii) the transfer of which is registered upon books maintained for that purpose by or on behalf of the Company; and (iii) are of a type commonly dealt in upon securities exchanges or markets. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

7.4.

For each class or series of shares the Company shall be authorised to issue, the powers, designations, references and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of any certificate which the Company shall issue to represent each class or series of shares; provided, however, that, except as otherwise required by the Act, in lieu of the foregoing requirements, there may be set forth on the face or back of any certificate which the Company shall issue to represent such class or series of shares, a statement that the Company will furnish without charge to each Member that so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company or its transfer agent shall send to the registered owner thereof a written notice containing the information, described above, that is required to be set forth or stated on the Company’s share certificates, together with any additional information required to be provided to such registered owners.

7.5.

The Board may direct a new share certificate or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed. Nothing in this Bye-law 7 shall preclude Officers and/or Directors from replacing a purported lost, stolen or destroyed certificate without Board approval.

7.6.	Notwithstanding any provisions of these Bye-laws:

(a)

the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)

unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	FRACTIONAL SHARES

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective

Teekay Tankers Ltd.

fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	REGISTER OF MEMBERS

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty (30) days in each year.

10.	REGISTERED HOLDER ABSOLUTE OWNER

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	TRANSFER OF REGISTERED SHARES

11.1.	Upon surrender to the Company or the transfer agent of the Company of an instrument of transfer and:

(a)

certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Company shall issue a new certificate or evidence of the issuance of uncertificated shares to the Member entitled thereto, cancel the old certificate, if any, and record the transaction upon the Company’s books.

(b)

receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the Member entitled thereto, and such transactions shall be recorded upon the books of the Company.

Teekay Tankers Ltd.

11.2.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Teekay Tankers Ltd. (the “Company”)

FOR VALUE RECEIVED [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

11.3.

Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.4.

The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5.

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.

The Board shall have power and authority to make such additional rules and regulations as they may deem expedient concerning the issuance, registration and transfer of the Company’s shares, and may appoint transfer agents and registrars thereof.

11.8.

Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

Teekay Tankers Ltd.

12.	TRANSMISSION OF REGISTERED SHARES

12.1.

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Teekay Tankers Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, their executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

12.3.

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

Teekay Tankers Ltd.

12.4.

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	POWER TO ALTER CAPITAL

13.1.

The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	VARIATION OF RIGHTS ATTACHING TO SHARES

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied in accordance with the terms specified by Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	DIVIDENDS

15.1.

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2.

The Board may fix a time not exceeding sixty (60) days preceding the date fixed for the payment of any dividend, the making of any distribution, the allotment of any rights or the taking of any other action, as a record time for the determination of the Members entitled to receive any such dividend, distribution, or allotment or for the purpose of such other action.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	POWER TO SET ASIDE PROFITS

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

Teekay Tankers Ltd.

17.	METHOD OF PAYMENT

17.1.

Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or bank draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing or otherwise agree.

17.2.

In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.

Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5.

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	CAPITALISATION

18.1.

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	ANNUAL GENERAL MEETINGS

19.1.

The annual general meeting of Members of the Company shall be held on such day and at such time and place as the Board may determine for the purpose of electing Directors and transacting such other business as may properly be brought before the meeting. The Chair of the Board or, in the Chair’s absence, another person designated by the Board shall act as the Chair of all annual general meetings of Members.

Teekay Tankers Ltd.

19.2.

Notwithstanding the foregoing, if there is a failure to hold the annual general meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the Company’s last annual general meeting, holders of not less than 10% of the total Voting Shares may, in writing, demand the calling of a special meeting in lieu of the annual general meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Secretary of the Company upon receiving the written demand shall promptly give notice of such meeting, or if the Secretary fails to do so within five (5) business days thereafter, any Member signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The shares represented at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum notwithstanding any provision of these Bye-laws to the contrary.

Nature of Business at Annual Meeting of Members

19.3.

No business may be transacted at an annual general meeting of the Members, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorised committee thereof) or, if applicable, an authorised Member pursuant to Bye-law 19.2 above, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Board (or any duly authorised committee thereof) or (iii) otherwise properly brought before the annual general meeting by any Member or Members of the Company, (A) who own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares on the date of the giving of the notice provided for in this Bye-law 19 and have remained Members of record of at least such voting power of all Voting Shares through the record date for the determination of Members entitled to vote at such annual general meeting, and (B) who comply with the notice procedures set forth in Bye-law 19.4.

19.4.

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a Member or Members, such Member or Members must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, such notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was mailed to Members or the date on which public disclosure of the date of the annual general meeting was made.

19.5.

To be in proper written form, a notice of a Member or Members to the Secretary of the Company must set forth, as to each matter such Member or Members propose to bring before the annual general meeting, (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of each such Member, (iii) the class or series and number of shares of the Company which are owned beneficially or of record by each such Member, and a representation that the Member or Members own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares, (iv) a description of all arrangements or understandings between such Member or Members and any other person or persons (including their names) in connection with the proposal of such business by such Member or Members and any material interest of any such Member in such business and (v) a representation that such Member or Members intend to appear in person or by proxy at the annual general meeting to bring such business before the meeting. In addition, notwithstanding anything in this Bye-law 19 to the contrary, a Member or

Teekay Tankers Ltd.

Members intending to nominate one or more persons for election as a Director at an annual general meeting must comply with Bye-law 39 (Nomination of Directors) of these Bye-laws for such nomination or nominations to be properly brought before such meeting.

19.6.

No business shall be conducted at the annual general meeting of Members except business brought before the annual general meeting in accordance with the procedures set forth in this Bye-law 19; provided, however, that, once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Bye-law 19 shall be deemed to preclude discussion by any Member of any such business. If the chair of an annual general meeting determines that business was not properly brought before the annual general meeting in accordance with the foregoing procedures, the chair of the meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

20.	SPECIAL GENERAL MEETINGS

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Shares, special general meetings of the Members for any purpose or purposes may be called only by (a) the Chair of the Board or the Company’s Chief Executive Officer, at the direction of the Board as set forth in a resolution stating the purpose or purposes thereof approved by the Board, or (b) so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own at least a majority of the total voting power of the Voting Shares, Teekay Corporation. Only such business as is specified in the notice of any special general meeting of the Members shall come before such meeting.

21.	REQUISITIONED GENERAL MEETINGS

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply. The relevant provisions of Bye-law 19 shall apply to any such requisitioned meeting.

22.	PLACE OF MEETINGS AND ORDER OF BUSINESS

22.1.

Either the Board or the Chair of the Board may designate the place, if any, of meeting for any meeting of the Members. If no designation is so made, the place of meeting shall be the principal executive offices of the Company.

22.2.	The order of business at all meetings of the Members shall be determined by the chair of the meeting.

23.	NOTICE

23.1.

Notice of every meeting of Members, other than any meeting the giving of notice of which is otherwise provided by law, stating the date, time, and place thereof, and in the case of special general meetings, the purposes thereof and the name of the person or persons at whose direction the notice is being issued, shall be given in the manner set out in Bye-laws 24.1(a) to 24.1(d) at least fifteen (15) but not more than sixty (60) days before such meeting, to each Member of record entitled to vote thereat and to each Member of record who, by reason of any action proposed at such meeting would be entitled to have such Member’s shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect. Notice of a meeting need not be given to any Member who signs a written waiver, or waives by

Teekay Tankers Ltd.

electronic transmission, whether before or after the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

23.2.

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	GIVING NOTICE AND ACCESS

24.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)

by sending it by post to such Member’s address in the Register of Members, or at such address as to which the Member has given notice to the Secretary, in which case the notice shall be deemed to have been served five (5) days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)

by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two (2) days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)

by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

24.2.

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3.

In proving service under Bye-laws 24.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

25.	FIXING A RECORD DATE FOR MEETINGS

The Board may fix a time not more than sixty (60) nor less than fifteen (15) days prior to the date of any meeting of Members as the time as of which Members entitled to notice of and to vote at such a meeting shall be determined, and all persons who were holders of record of Voting Shares at such time and no others shall be entitled to notice of and to vote at such meeting.

26.	POSTPONEMENT OR CANCELLATION OF GENERAL MEETING

To the extent permitted by applicable law, the Secretary may, and on the instruction of the Chair of the Board or Chief Executive Officer of the Company or the Board, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these

Teekay Tankers Ltd.

Bye-laws), provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye-laws.

27.	ELECTRONIC PARTICIPATION AND SECURITY IN MEETINGS

27.1.

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.2.

The Board may, and at any general meeting, the chair of such meeting may, make any arrangement and impose any requirement or restriction it or they consider appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chair of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

28.	QUORUM AT GENERAL MEETINGS

Except as otherwise provided by law, the holders of a majority of the total voting power of all Voting Shares, represented in person or by proxy, shall constitute a quorum at a meeting of Members, except that when specified business is to be voted on by a class or series of shares, the holders of a majority of the then issued and outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If less than a quorum is present, the chair of the meeting or the holders of a majority of the total voting power of all Voting Shares, represented in person or by proxy, shall have power to adjourn any meeting until a quorum shall be present.

29.	CHAIR TO PRESIDE AT GENERAL MEETINGS

At every meeting of Members, the Chair of the Board, or in such person’s absence, the Chief Executive Officer, or in the absence of both of them, any other Officer of the Company, shall act as chair of the meeting. In the absence of the Chair of the Board, the Chief Executive Officer or another Officer to act as chair of the meeting, the Board, or if the Board fails to act, the Members may appoint any Member, Director or Officer of the Company to act as chair of any meeting.

30.	VOTING ON RESOLUTIONS

30.1.	Any action required or permitted to be taken by the Members of the Company must be effected at a duly called meeting of the Members or, as described below, by the consent of the Members.

30.2.

If a quorum is present, and except as otherwise expressly provided by law or applicable stock exchange rules, the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon shall be the act of the Members; provided, however, that Directors shall be elected by a plurality of the votes cast by Members entitled to vote thereat. At any meeting of Members, with respect to a matter for which a Member is entitled to vote, each such Member may exercise such voting right either in person or by proxy; provided, however, that no proxy shall be valid after the expiration of eleven months from the date such proxy was authorised, unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in the laws of Bermuda to support an irrevocable power.

Teekay Tankers Ltd.

30.3.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.4.

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote per person and shall cast such vote by raising their hand.

30.5.

In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Member may cast their vote on a show of hands.

30.6.

At any general meeting if an amendment is proposed to any resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.7.

At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

31.	POWER TO DEMAND A VOTE ON A POLL

31.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chair of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

31.2.

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have the number of votes per share conferred by these Bye-laws upon each share of which such person is the holder or for which such person holds a proxy and such votes shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all their votes or cast all the votes they use in the same way.

31.3.

A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

Teekay Tankers Ltd.

31.4.

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record their vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast their vote in such manner as the chair of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more scrutineers appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chair of the meeting for the purpose, and the result of the poll shall be declared by the chair of the meeting.

32.	VOTING BY JOINT HOLDERS OF SHARES

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	INSTRUMENT OF PROXY

33.1.	A Member may appoint a proxy by:

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chair of the meeting shall accept:

Proxy

Teekay Tankers Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing them, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment or postponement thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

33.2.

The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

33.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent them and vote on their behalf in respect of different shares.

Teekay Tankers Ltd.

33.4.	The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	REPRESENTATION OF CORPORATE MEMBER

34.1.

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2.

Notwithstanding the foregoing, the chair of the meeting may accept such assurances as they think fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	ADJOURNMENT OF GENERAL MEETING

Any meeting of the Members, may adjourn from time to time to reconvene at the same or some other place, and except as provided in this Bye-law 35, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for lack of quorum, notice of the new meeting shall be given to each Member of record entitled to vote at the meeting. If after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record on the new record date entitled to notice in Bye-law 23 (Notice).

36.	WRITTEN RESOLUTIONS

36.1.

Any action required or permitted to be taken at any annual or special general meeting of the Members of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by all Members of the Company; provided, however, that so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own shares representing a majority of the total voting power of the Voting Shares, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of issued and outstanding shares having not less than the minimum number of votes that would be necessary to authorise or take such action at a meeting at which all Voting Shares were present and voted.

36.2.

A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the Members who at the date that the notice is given represent such majority of votes as specified and in accordance with Bye-law 36.1.

36.3.	A resolution in writing may be signed in any number of counterparts.

36.4.

A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.5.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

Teekay Tankers Ltd.

36.6.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of their term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of their term of office.

36.7.

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

37.	DIRECTORS ATTENDANCE AT GENERAL MEETINGS

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	ELECTION OF DIRECTORS

Except as otherwise provided by law, subject to these Bye-laws, the Directors of the Company shall be elected at the annual general meeting of Members. Each Director shall be elected to serve until the next succeeding annual general meeting of Members and until their successor shall have been duly elected and qualified, except in the event of their earlier death, resignation or removal.

39.	NOMINATION OF DIRECTORS

39.1.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Company at any meeting of Members, except as may be otherwise provided in these Bye-laws with respect to the right, if any, of holders of Preferred Shares of the Company to nominate and elect a specified number of Directors in certain circumstances.

39.2.

Nominations of persons for election to the Board may be made at any annual general meeting of Members (i) by or at the direction of the Board (or any duly authorised committee thereof) or (ii) by any Member or Members of the Company (A) who own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares on the date of the giving of the notice provided for in this Bye-law 39 and on the record date for the determination of Members entitled to vote at such meeting; and (B) who comply with the notice procedures set forth in Bye-law 39.3 below.

39.3.

In addition to any other applicable requirements, for a nomination to be made by a Member or Members, such Member or Members must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely with respect to an annual general meeting, such notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting of Members. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was mailed to Members or the date on which public disclosure of the date of the annual general meeting was made. In the case of a special general meeting called for the purpose of electing Directors, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the special general meeting was mailed to Members or the date on which public disclosure of the date of the special general meeting was made.

Teekay Tankers Ltd.

39.4.

To be in proper written form, a notice of a Member or Members to the Secretary of the Company must set forth: (i) as to each person whom the Member or Members propose to nominate for election as a Director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder applicable to issuers that are not “foreign private issuers” (as defined in the Exchange Act and the rules and regulation promulgated thereunder), and (ii) as to each Member giving the notice (A) the name and record address of such Member, (B) the class or series and number of shares of the Company which are owned beneficially and of record by such Member and a representation that the Member or Members giving such notice own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares, (C) a description of all arrangements or understandings between such Member and each proposed nominee and any other person and persons (including their names) pursuant to which the nomination(s) are to be made by such Member, (D) a representation that such Member intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice, and (E) any other information relating to such Member that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder that are applicable to issuers that are not “foreign private issuers.” Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

39.5.

No person shall be eligible for election as a Director of the Company at a meeting of Members unless nominated in accordance with the procedures set forth in this Bye-law 39. If the chair of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chair shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

40.	NUMBER OF DIRECTORS

The Board shall consist of such number of Directors being not less than three (3) Directors and not more than twelve (12) (subject to any rights of the holders of Preferred Shares to elect additional Directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of (a) a majority of the entire Board or (b) the holders of the shares representing a majority of the total voting power of the Voting Shares; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, the Company’s Members shall only be entitled to change the number of Directors comprising the entire Board by the affirmative vote of not less than 80% of the total voting power of the Voting Shares. No decrease in the number of Directors shall shorten the term of any incumbent Director. The Directors need not be residents of Bermuda or Members of the Company. As used in these Bye-laws, the term “entire Board” means the total number of Directors that the Company would have if there were no vacancies or unfilled newly created directorships.

41.	REMOVAL OF DIRECTORS

41.1.

Notwithstanding any other provision of these Bye-laws (and notwithstanding the fact that some lesser percentage may be specified by law, these Bye-laws), any Director or the entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total

Teekay Tankers Ltd.

voting power of the Voting Shares or by Directors constituting at least two-thirds of the entire Board; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, Directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of the Voting Shares. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Shares shall have the right, voting separately as a class, to elect one or more Directors of the Company, the provisions of this Bye-law 41 shall not apply with respect to the Director or Directors elected by such holders of Preferred Shares.

41.2.

In order for the Company’s Members to remove a Director, a special general meeting of the Members shall be convened and held in accordance with these Bye-laws, or the Members may act by written consent in lieu of a meeting as set forth in these Bye-laws. Notice of any such meeting convened for the purpose of removing a Director shall contain a statement of such intention.

41.3.

For the purpose of this Bye-law 41, “cause” means (i) conviction of a felony, indictable offence or similar criminal offence or (ii) willful misconduct that results in material injury (monetary or otherwise) to the Company or any of its subsidiaries.

41.4.

Notwithstanding anything to the contrary, if a Director is removed from the Board by the Company’s Members under the provisions of this Bye-law 41, the Members may fill the vacancy at the meeting at which (or through the written consent in lieu of a meeting by which) such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

42.	VACANCY IN THE OFFICE OF DIRECTOR

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with their creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns their office by notice to the Company.

42.2.

Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of Directors, may be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by the sole remaining Director; provided, however, that until Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, if such vacancy was caused by an action of the Members, the vacancy shall be filled by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Shares (or by the Board, in the absence of the Members so filling such vacancy). Any Director so chosen shall hold office until the next succeeding annual general meeting of Members and until their successor shall be duly elected and qualified, except in the event of their earlier death, resignation or removal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Shares shall have the right, voting separately as a class, to elect one or more Directors of the Company, the then authorised number of Directors shall be increased by the number of Directors so to be elected, and the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual general meeting of Members.

Teekay Tankers Ltd.

43.	REMUNERATION OF DIRECTORS

The Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Board and to members of any committee, for attendance at the meetings of the Board or of such committee and for services rendered to the Company.

44.	DEFECT IN APPOINTMENT

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they were, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	DIRECTORS TO MANAGE BUSINESS

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	POWERS OF THE BOARD OF DIRECTORS

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)

appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board, which may consist partly or entirely of non-Directors, provided that

Teekay Tankers Ltd.

every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	REGISTER OF DIRECTORS AND OFFICERS

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

48.	APPOINTMENT AND REMOVAL OF OFFICERS

The Board shall appoint a Chief Executive Officer, Chief Financial Officer and Secretary and such other Officers as it may deem necessary. Officers may be of any nationality. The salaries of Officers and any other compensation paid to them shall be fixed from time to time by the Board. Each Officer shall hold office until their successor shall have been duly appointed and qualified except in the event of the earlier termination of their term of office through death, resignation, removal or otherwise. Any Officer may be removed by the Board at any time with or without cause. Any vacancy in an office may be filled for the unexpired portion of the term of such office by the Board at any meeting.

49.	DUTIES OF OFFICERS

Chief Executive Officer

49.1.

The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a company and such other duties as may, from time to time, be assigned to them by the Board or as may be provided by law. In the absence of the Chair of the Board or an appointee of the Board, the Chief Executive Officer of the Company shall preside at all meetings of the Board and of the Members at which they shall be present.

Chief Financial Officer

49.2.

The Chief Financial Officer shall have general supervision over the care and custody of the funds and securities of the Company and shall deposit the same or cause the same to be deposited in the name of the Company in such depositories as the Board may designate, shall disburse the funds of the Company as may be ordered by the Board, shall have supervision over the accounts of all receipts and disbursements of the Company, shall, whenever required by the Board, render or cause to be rendered financial statements of the Company, shall have the power and perform the duties usually incident to the office of Chief Financial Officer and shall have such powers and perform other duties as may be assigned to them by the Board or Chief Executive Officer.

Teekay Tankers Ltd.

Secretary

49.3.

The Secretary may, in their discretion, act as secretary of all meetings of the Members and of the Board at which they are present, shall have supervision over the giving and serving of notices of the Company, shall be the custodian of the corporate records and of the corporate seal, if any, of the Company, shall be empowered to affix the corporate seal to those documents, the execution of which, on behalf of the Company under its seal, is duly authorised and when so affixed may attest the same, and shall exercise the powers and perform such other duties as may be assigned to them by the Board or the Chief Executive Officer.

Other Offices

49.4.	Any Officers other than those described in Bye-laws 49.1 through 49.3 shall exercise such powers and perform such duties as may be assigned to them by the Board or the Chief Executive Officer.

Evidence of Indebtedness

49.5.

Notwithstanding the duties, powers and authority set out in Bye-laws 49.1 to 49.4, the Chief Executive Officer, the Chief Financial Officer or any other Officer or Officers that the Board may designate shall have full authority in the name of and on behalf of the Company to enter into, execute and deliver any contract, agreement, or other instruments or notes, or other evidence of indebtedness, unless such authority shall be limited by the Board to specific instances.

50.	REMUNERATION OF OFFICERS

The Officers shall receive such remuneration as the Board may determine.

51.	CONFLICTS OF INTEREST

51.1.

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

51.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

51.3.	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

52.	INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

Right to Indemnification

52.1.

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is

Teekay Tankers Ltd.

threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) and whether formal or informal (a “Proceeding”), by reason of the fact that they are or were a Director or Officer of the Company or, while a Director or Officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another company or corporation, or of a partnership, joint venture, trust, non-profit entity or other entity, including service with respect to employee benefit plans, against any and all liabilities and losses suffered, and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Bye-law 52.5, the Company shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defence) only if the commencement of such Proceeding (or part thereof) by the Covered Person (a) was authorised in the specific case by the Board, or (b) was brought to establish or enforce a right to indemnification under these Bye-laws, any agreement, the Act or otherwise.

52.2.

The foregoing indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of their duties with or for the Company or any subsidiary thereof, provided that, such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

Prepayment of Expenses

52.3.

The Company shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by a Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that they are or were a Director or Officer of the Company or, while a Director or Officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another company or corporation, or of a partnership, joint venture, trust, non-profit entity or other entity, including service with respect to employee benefit plans, in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Bye-law 52 or otherwise.

Claims

52.4.

If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Bye-law 52 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been presented to the Company, the Covered Person may file suit against the Company to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In addition, the Covered Person may file suit against the Company to establish a right to indemnification or advancement of expenses. In any such action the Company shall have the burden of proving by clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Teekay Tankers Ltd.

Non-exclusivity of Rights

52.5.

The rights conferred on any Covered Person by this Bye-law 52 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bye- laws, agreement, vote of Members or disinterested Directors or otherwise.

Other Sources

52.6.

The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another company or corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Company.

Amendment or Repeal

52.7.

Any repeal or modification of the provisions of this Bye-law 52 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Other Indemnification and Prepayment of Expenses

52.8.

This Bye-law 52 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorised by appropriate corporate action.

Insurance

52.9.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Company or is or was serving at the request of the Company as a director or officer against any liability asserted against such person and incurred by such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of these Bye-laws.

MEETINGS OF THE BOARD OF DIRECTORS

53.	BOARD MEETINGS

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

54.	NOTICE OF BOARD MEETINGS

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

Teekay Tankers Ltd.

55.	ELECTRONIC PARTICIPATION IN MEETINGS

The Board or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or other communication equipment by means of which all persons participating in the meeting to communicate with each other, and participation in a meeting pursuant to this Bye-law shall constitute presence in person at such meeting.

56.	QUORUM AT BOARD MEETINGS

A majority of the Directors at the time in office, present in person or by participating by electronic means, shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.

57.	BOARD TO CONTINUE IN THE EVENT OF VACANCY

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

58.	CHAIR TO PRESIDE

Unless otherwise agreed by a majority of the Directors attending a Board meeting, the Chair of the Board, if there be one who is present, and if not, the Chief Executive Officer of the Company, if there be one who is present, shall act as chair at such Board meeting. In their absence a chair of the meeting shall be appointed or elected by the Directors present at the meeting.

59.	WRITTEN RESOLUTIONS

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board or committee meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

60.	VALIDITY OF PRIOR ACTS OF THE BOARD

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

61.	MINUTES

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

Teekay Tankers Ltd.

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

62.	PLACE WHERE CORPORATE RECORDS KEPT

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

63.	FORM AND USE OF SEAL

63.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

63.2.

A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

63.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

64.	RECORDS OF ACCOUNT

64.1.	The Board shall cause to be kept proper records of account as may be necessary for the conduct of the business of the Company.

64.2.	Notwithstanding the foregoing, with respect to all transactions of the Company and, in particular, records of account shall be kept with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

64.3.

Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

64.4.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

65.	FINANCIAL YEAR END

The financial year end of the Company may be determined by resolution of the Board and failing such resolution, shall be 31st December in each year.

AUDITS

66.	ANNUAL AUDIT

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

Teekay Tankers Ltd.

67.	APPOINTMENT OF AUDITOR

67.1.	Subject to the Act, the Members shall appoint an Auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

67.2.	The Auditor may be a Member, but no Director, Officer or employee of the Company shall, during their continuance in office, be eligible to act as an Auditor of the Company.

68.	REMUNERATION OF AUDITOR

68.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

68.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

69.	DUTIES OF AUDITOR

69.1.

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

69.2.

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

70.	ACCESS TO RECORDS

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

71.	FINANCIAL STATEMENTS AND THE AUDITOR’S REPORT

71.1.	Subject to the following Bye-law, the financial statements and/or the Auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

71.2.

If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or Auditor’s report thereon need be made available to the Members, and/or that no Auditor shall be appointed then there shall be no obligation on the Company to do so.

72.	VACANCY IN THE OFFICE OF AUDITOR

The Board may fill any casual vacancy in the office of the Auditor.

Teekay Tankers Ltd.

VOLUNTARY WINDING-UP AND DISSOLUTION

73.	WINDING-UP

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

BUSINESS OPPORTUNITIES OF THE COMPANY

74.	BUSINESS OPPORTUNITIES

General

74.1.

This Bye-law 74 anticipates the possibility that (a) Teekay Corporation may be a majority or significant Member of the Company, (b) certain Officers and/or Directors of the Company may also serve as Officers and/or Directors of Teekay Corporation, (c) the Company and Teekay Corporation, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Company through its continued contractual, corporate and business relationships with Teekay Corporation and its subsidiaries. The provisions of this Bye-law 74 shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Company and its subsidiaries as they may involve Teekay Corporation and its subsidiaries, and their respective officers and directors, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

Business Opportunities

74.2.

Except as may be otherwise provided in a written agreement between the Company and Teekay Corporation, Teekay Corporation shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Company, and the Company shall not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (each a “Business Opportunity”) in which Teekay Corporation engages or seeks to engage merely because the Company engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.

Conduct of Teekay Corporation

74.3.

If Teekay Corporation acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Teekay Corporation and the Company, then, to the fullest extent permitted by law, Teekay Corporation (a) shall be deemed to have fully satisfied and fulfilled its duty (fiduciary or otherwise) to the Company and its Members with respect to such Business Opportunity, (b) shall have no duty to communicate or offer such Business Opportunity to the Company, and (c) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its Members or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its Members by reason of the fact that Teekay Corporation pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person.

Teekay Tankers Ltd.

Definition

74.4.

For purposes of this Bye-law 74 only (a) the term “Company” shall mean the Company and all persons in which the Company beneficially owns (directly or indirectly) 50% or more of the issued and outstanding voting shares, voting power, partnership interests or similar voting interests, and (b) the term “Teekay Corporation” shall mean Teekay Corporation and all persons (other than the Company, as defined in accordance with clause (a) of this Bye-law 74) (i) in which Teekay Corporation beneficially owns (directly or indirectly) 50% or more of the issued and outstanding voting shares, voting power, partnership interests or similar voting interests or (ii) which otherwise are affiliates of Teekay Corporation.

Termination, Survival

74.5.

Anything in these Bye-laws to the contrary notwithstanding, this Bye-law 74 shall automatically terminate, expire and have no further force and effect on the date that (a) Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own Common Shares representing at least 20% of the total voting power of the Voting Shares and (b) no person who is a Director or Officer of the Company is also a director or officer of Teekay Corporation or a subsidiary or affiliate of Teekay Corporation (other than the Company and its subsidiaries). No addition to, alteration of or termination of this Bye-law 74 or any other provision of these Bye-laws shall eliminate or impair the effect of this Bye-law on any act, omission, right or liability that occurred prior thereto.

CHANGES TO CONSTITUTION

75.	CHANGES TO BYE-LAWS

These Bye-laws may be amended or repealed, or new Bye-laws may be adopted, by both (i) the affirmative vote of a majority of the entire Board or by unanimous written resolution of the Board in lieu of a meeting and (ii) approval of a majority of the total voting power of the Voting Shares; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, the approval of both (i) the affirmative vote of a majority of the entire Board or by unanimous written resolution of the Board in lieu of a meeting, and (ii) approval of at least 80% of the voting power of all the Voting Shares shall be required to amend or repeal Bye-laws: 19 (Annual Meetings), 20 (Special General Meetings), 23 (Notice), 28 (Quorum at General Meetings), 30 (Voting on Resolutions), 38 (Election of Directors), 39 (Nomination of Directors), 40 (Number of Directors), 41 (Removal of Directors), 42.2 (Vacancy in Office of a Director), 51 (Conflicts of Interest), 74 (Business Opportunities) or 75 (Changes to Bye-laws) of these Bye-laws.

76.	DISCONTINUANCE

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

Appendix C

TEEKAY TANKERS LTD. 4TH FLOOR, BELVEDERE BUILDING 69 PITTS BAY ROAD HAMILTON, HM 08 BERMUDA SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Daylight Time on September 23, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Daylight Time on September 23, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V54825-S94808 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TEEKAY TANKERS LTD. The Board of Directors recommends you vote FOR the following proposal (the "Constitutive Documents Proposal"): For Against Abstain 1. A proposal to adopt, upon the redomiciliation taking effect by issuance of the certificate of continuance by the Registrar of Companies in Bermuda, the memorandum of continuance and the bye-laws, in each case governed by the laws of Bermuda, attached to the proxy statement/prospectus as Appendix A and Appendix B, respectively, in place of Teekay Tankers Ltd.'s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. A proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Constitutive Documents Proposal. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com V54826-S94808 TEEKAY TANKERS LTD. This Proxy is Solicited by the Board of Directors Special Meeting of Shareholders September 24, 2024 The shareholder(s) hereby appoint(s) Brody Speers and Frans Lotz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the proxy card, all of the shares of Common Stock of Teekay Tankers Ltd. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 2:30 p.m. Pacific Daylight Time on September 24, 2024 at Suite 2100, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2K2, Canada, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

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